Exhibit 10.1.1

Execution Copy

STAKTEK HOLDINGS, INC.

SC MERGER SUB, INC.

RESEARCH APPLICATIONS, INC.

REVOLVING CREDIT AND TERM LOAN AGREEMENT

DATED AS OF AUGUST 19, 2003

COMERICA BANK

AS ADMINISTRATIVE AGENT,

DOCUMENTATION AGENT, STRUCTURING AGENT AND

LEAD ARRANGER

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SCHEDULES

Schedule 1.1	Pricing Matrix
Schedule 1.2	Percentages and Allocations
Schedule 5.2	List of Jurisdictions in which Borrowers do material business
Schedule 5.3(b)	Description of Leased Property
Schedule 5.3(d)	List of Jurisdictions in which to file financing statements
Schedule 6.1	Exceptions to Foreign Corporation Qualifications
Schedule 6.4	Description of Owned Property
Schedule 6.5	Taxes
Schedule 6.9	Compliance with Laws
Schedule 6.12	Litigation
Schedule 6.13	Required Consents
Schedule 6.16	Employee Pension Benefit Plans
Schedule 6.17	Conditions Affecting Business or Properties
Schedule 6.18	Environmental Matters
Schedule 6.19	Subsidiaries
Schedule 6.20	Employment Agreements
Schedule 6.21	Adequate Trademarks/Trade Names/Trade Styles
Schedule 6.22	Capital Structure
Schedule 6.23	Customer and Supplier Relationships
Schedule 6.24(b)(i)	Contingent Obligations Not Reflected on Balance Sheet
Schedule 6.24(b)(ii)	Unrealized Contingent Obligations
Schedule 6.26	Merger Documents
Schedule 8.1(b)	Existing Funded Debt
Schedule 8.2	Permitted Liens
Schedule 8.3	Existing Guaranties
Schedule 8.7	Capital Expenditures
Schedule 8.8	Existing Investments
Schedule 8.9	Transactions with Affiliates
Schedule 8.11	Negative Pledges
Schedule 8.14	Samsung License Agreement Royalties
Schedule 8.17	Operating Leases
Schedule 14.6	Notices

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EXHIBITS

A	FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B	FORM OF REVOLVING CREDIT NOTE
C	FORM OF SWING LINE NOTE
D	FORM OF REQUEST FOR SWING LINE ADVANCE
E	FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE
F	FORM OF NOTICE OF LETTERS OF CREDIT
G	FORM OF SECURITY AGREEMENT
H	FORM OF ASSUMPTION AGREEMENT
I	FORM OF ASSIGNMENT AGREEMENT
J	FORM OF JOINDER
K	RESERVED
L	FORM OF INTERCOMPANY NOTE
M	FORM OF COVENANT COMPLIANCE REPORT
N	RESERVED
O	FORM OF TERM LOAN NOTE
P	FORM OF TERM LOAN RATE REQUEST

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 19th day of August, 2003, by and among the financial institutions from time to time signatory hereto (individually a “Bank,” and any and all such financial institutions collectively the “Banks”), Comerica Bank, as Administrative Agent for the Banks (in such capacity, the “Agent”), Documentation Agent, Structuring Agent and Lead Arranger, SC Merger Sub, Inc., a Texas corporation to be named Staktek Corporation, upon the Merger described below (the “Company”), Research Applications, Inc., a Texas corporation (“RAI”) and Staktek Holdings, Inc., a Delaware corporation (“Holdings”, and together with the Company and RAI, the “Borrowers” and each a “Borrower”).

RECITALS:

A. The Borrowers have requested that the Banks extend to the Borrowers credit and letters of credit on the terms and conditions set forth herein.

B. The Banks are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, the Borrowers, the Bank, and the Agent agree as follows:

1. DEFINITIONS

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Party(ies)” shall mean, with respect to any Letter of Credit, the account party or parties (which shall be the Borrowers) as named in an application to the Agent for the issuance of such Letter of Credit.

“Adjusted Working Capital” shall mean the remainder of (a) the Consolidated current assets of Holdings and its Subsidiaries minus the amount of cash and cash equivalents included in such Consolidated current assets minus (b) the Consolidated current liabilities of Holdings and its Subsidiaries minus the amount of short-term Debt (including current maturities of long-term Debt) of Holdings and its Subsidiaries included in such Consolidated current liabilities.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrowers, and made by the Revolving Credit Banks under Section 2.1 hereof, the Term Loan Banks under Section 4.1 hereof, or the Swing Line Bank under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance and a Quoted Rate Advance.

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of the Borrowers. Officers and employees of the Borrowers are not affiliates of the Person by virtue of their office or employment alone.

“Agent” shall mean Comerica Bank in its capacity as Agent for the Banks hereunder or any successor agents appointed in accordance with Section 12.4 hereof.

“Agent’s Correspondent” shall mean for Eurocurrency-based Advances, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).

“Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus seventy-five (75) basis points.

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance and Term Loan Advance, the Eurocurrency-based Rate or the Prime-based Rate and (ii) with respect to each Swing Line Advance, the Prime-based Rate or the Quoted Rate, in each case as selected by the Borrowers from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1., such Applicable Margin to be adjusted solely as specified in Section 11.9 hereof.

“Asset Sale” shall mean the sale, transfer or other disposition by any Party of any asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to a Borrower), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of the business of such Party.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit I hereto.

“Assumption Agreement” shall mean the Assumption Agreement substantially in the form attached hereto as Exhibit H, as the same may be amended or otherwise modified after the date hereof.

“Austin Ventures” shall mean Austin Ventures VII, L.P. and Austin Ventures VIII, L.P.

“AV Guaranty” shall mean that certain Guaranty dated the Effective Date from Austin Ventures for the benefit of Comerica Bank, guaranteeing the Holdings Note, as the same may be amended or restated or otherwise modified from time to time.

“AV Mexican Equipment Pledge” shall mean that certain Mercantile Pledge and Deposit Agreement by and among Staktek Group L.P., Staktek México S. de R.L. de C.V. and Austin Ventures, as the same may be amended, restated or otherwise modified after the date thereof.

“AV Subordinated Debt Documents” shall mean the secured funded debt evidenced by the AV Subordinated Debt Documents.

“AV Subordinated Debt Documents” shall mean the Loan Agreement by and among Holdings and Austin Ventures dated as of August 19, 2003, the Security Agreement by Holdings in favor of Austin Ventures dated as of August 19, 2003, the Subsidiary Security Agreement by and among the Company, Staktek Group L.P., Staktek LP LLC and Staktek GP LLC in favor of Austin Ventures, the Promissory Note by Holdings in favor of Austin Ventures dated as of August 19, 2003, the Subordinated Guaranty by the Company, Staktek Group L.P., Staktek GP LLC, and Staktek LP LLC in favor of Austin Ventures dated as of August 19, 2003, the AV Subordination Agreement, the AV Mexican Equipment Pledge and any subordination agreement relating thereto and all other documents and instruments executed and delivered in connection therewith, as the same may be amended or otherwise modified from time to time.

“AV Subordination Agreement” shall mean that certain Subordination Agreement entered into by and among the Subordinated Creditors, the Banks and the Agent dated as of the date hereof, as the same may be amended or otherwise modified from time to time in compliance with the terms thereof and of this Agreement.

“Bank Hedging Agreement” shall mean any agreement evidencing a Hedging Transaction entered into between the Borrowers and any Bank or an Affiliate of a Bank.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Banks” shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and shall include the Revolving Credit Banks, the Term Loan Banks and the Swing Line Bank and any assignee which becomes a Bank pursuant to Section 14.8 hereof.

“Borrower” and “Borrowers” are defined in the preamble.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit and New York, and in the case of a Business Day which relates to a Eurocurrency-based Advance, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Stock” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Borrower, acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, in the case of any such agreement with a mortgagee or lessor, permits the Agent reasonable access to and the use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Collateral Documents” shall mean the Security Agreement, the Mexican Pledge Agreement, the Mexican Equipment Pledge, any Mortgages, any joinders to the Security Agreement or the Mexican Pledge Agreement, the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by any Party in favor of the Agent in each case as of the Effective Date or, in each case, as such Collateral Documents may be amended or otherwise modified from time to time after the date thereof.

“Comerica Bank” shall mean Comerica Bank, a Michigan banking corporation, and its successors or assigns.

“Commitment” shall mean the Revolving Credit Aggregate Commitment.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with a Borrower within the meaning of Section 4001 of ERISA or which is part of a group which includes a Borrower and which is treated as a single employer under Section 414 of the Internal Revenue Code.

“Company” is defined in the preamble.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Holdings and its Subsidiaries, determined on a Consolidated or Consolidating basis.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by the Borrowers, in the form attached hereto Exhibit M and certified by a Responsible Officer, in which report the Borrowers shall set forth, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 7.9 through 7.14 and 8.7 of this Agreement.

“Current Assets” shall mean the current assets of Holdings and its Subsidiaries on a consolidated basis, minus any prepaid expenses and deferred taxes, determined in accordance with GAAP.

“Current Liabilities” shall mean the current liabilities of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Current Ratio” shall mean, as of any date of determination, a ratio, the numerator of which is Current Assets as of such date and the denominator of which is Current Liabilities as of such date.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,

(d) all indebtedness of such Person arising in connection with any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person (in each case measured for financial covenant reporting purposes based on the termination value thereof, assuming termination on the applicable date of determination), (e) Capitalized Leases and any other items which would be classified as liabilities on the balance sheet of such Person and (f) all Off-Balance Sheet Liabilities.

“Default” shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Bank” is defined in Section 2.4(c) hereof.

“Distribution” is defined in Section 8.6 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Advance” shall mean any Advance other than a Eurocurrency-based Advance.

“EBITDA” shall mean, for any period, Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Net Income for such period, the sum of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense, (d) any extraordinary, unusual or non-cash non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, losses on sales of assets outside of the ordinary course of business), (e) plus fees, expenses, costs and/or charges (including, but not limited to, transaction bonuses payable to employees of Borrowers) in an aggregate amount not to exceed $5,000,000 incurred in connection with the Merger during the quarter in which the Merger occurs, (f) payment in kind interest, and (g) if applicable, management fees and customary and reasonable out of pocket expense reimbursements paid to Austin Ventures during such period to the extent permitted under Section 8.15 hereof. It is agreed that EBITDA (a) during the period July 1, 2002 through September 30, 2002 shall be deemed to be $6,975,000, (b) during the period October 1, 2002 through December 31, 2002 shall be deemed to be $10,940,000, and (c) during the period January 1, 2003 through March 31, 2003 shall be deemed to be $6,550,000.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 through 5.17 have been satisfied.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“Eurocurrency-based Advance” shall mean any Advance which bears interest at the Eurocurrency-based Rate.

“Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the quotient of:

(A) the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent’s Eurocurrency Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

(B) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurocurrency-Interest Period” shall mean, for any Eurocurrency-based Advance, an Interest Period of one, two, three or six months (or any lesser or greater number of days agreed to in advance by the Borrowers, Agent and the Banks) as selected by the Borrowers, for such Eurocurrency-based Advance pursuant to Section 2.3, 2.5 or 4.4 hereof, as the case may be.

“Eurocurrency Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to the Borrowers and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by written notice to the Borrowers and Agent.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Excess Cash Flow” shall mean, as of the end of any fiscal year of Holdings and its Subsidiaries, Net Income for such fiscal year, plus, to the extent deducted in determining Net Income, depreciation and amortization expense for such fiscal year and payment-in-kind interest accruals with respect to Subordinated Debt and on any preferred stock during such fiscal year and the amortization of debt discount for such fiscal year, but minus (i) Capital Expenditures made by Holdings and its Subsidiaries during such fiscal year, (ii) the net changes (expressed as a positive number in the event of an increase and a negative number in the event of a decrease) in Adjusted Working Capital during such period; (iii) the amount of all payments of principal made on Funded Debt during such fiscal year, including the principal component of obligations with respect to Capitalized Leases and excluding any mandatory prepayments on the Term Loan and excluding any payments on Revolving Credit Advances or Swing Line Advances.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean each fee letter in effect from time to time between any Borrower and the Agent or any Bank hereunder, as amended from time to time.

“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges payable by the Borrowers to the Banks or Agent hereunder or under the Fee Letter.

“Final Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date and (ii) the Term Loan Maturity Date.

“Fixed Charges” shall mean, the sum, without duplication, of (i) all cash Interest Expense paid or payable in respect of such period on Funded Debt (less interest income including income earned under Hedging Transactions plus losses incurred under Hedging Transactions) plus (ii) all installments of principal or other sums payable during such period by Holdings and its Subsidiaries with respect to Funded Debt (including scheduled principal payments in respect of the Term Loans, but excluding voluntary or mandatory prepayments of Funded Debt) plus (iii) all Income Taxes paid or payable during such period, but excluding deferred Income Taxes, plus (iv) the amount of dividends declared and paid or payable in cash during such period as determined on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period minus all Capital Expenditures during such period made by Holdings and its Subsidiaries during such period to (b) Fixed Charges for such period.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and final, written directives issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Borrowers from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Holdings” is defined in the preamble.

“Holdings Note” shall mean that certain Promissory Note dated the Effective Date in the principal amount of Five Million Dollars ($5,000,000) made by Holdings in favor of Comerica Bank, as the same may be amended or restated or otherwise modified from time to time.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of the Parties determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Final Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Party to any of the Banks or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, or under the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by any Party to any of the Banks or Affiliates thereof or to the Agent (and which shall be deemed to include any liabilities of any Party to any Bank arising in connection with account overdrafts), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Bank Hedging Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Parties (whether direct or contingent) shall be determined without duplication.

“Intellectual Property Report” shall have the meaning ascribed to such term in Section 7.1(b).

“Intercompany Loan” shall mean any loan (or repayable advances, whether or not interest bearing, in the nature of a loan) by any Borrower to another Borrower, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Agent and the Majority Banks.

“Intercompany Loans, Advances or Investments” shall mean any Intercompany Loan, and any advance or investment by any Borrower to any other Borrower (including without limitation any guaranty of obligations or indebtedness to third parties).

“Intercompany Note” shall mean any promissory note issued or to be issued by any Borrower to evidence an Intercompany Loan substantially in the form of Exhibit L.

“Interest Expense” shall mean for any period total cash interest expense (including that attributable to Capitalized Leases) of Holdings and its Subsidiaries plus, without duplication, capitalized interest expense, plus any portion of the Revolving Credit Facility Fee and the Letter of Credit Fees allocable to such period in accordance with GAAP, determined on a consolidated basis.

“Interest Period” shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period, commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrowers, Agent and the Swing Line Bank); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurocurrency-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurocurrency-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” shall mean all raw materials, work-in-process, and finished goods of a Person.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any Capital Stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Capital Stock in any other Person, including, without limitation, any investment made in exchange for the issuance of Capital Stock of such Person.

“Issuing Bank” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Borrowers and the Revolving Credit Banks.

“Issuing Office” shall mean such office as Issuing Bank shall designate as its Issuing Office.

“Letter of Credit Agreement” shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

“Letter of Credit Documents” is defined in Section 3.7.

“Letter of Credit Fees” shall mean the fees payable to Agent for the accounts of the Revolving Credit Banks in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

“Letter of Credit Maximum Amount” shall mean Two Million Dollars ($2,000,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Borrowers as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

“Lien” shall mean the security interest or lien arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, Capitalized Lease, consignment or bailment for security, subordination of any claim or right, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including, with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Liquidity” shall mean, for any date of determination, the sum total of (a) Holdings’ and its Subsidiaries’ cash on hand and (b) the amount of the Revolving Credit Aggregate Commitment less any outstanding Advances under the Revolving Credit and the Swing Line.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Assumption Agreement, the Subordination Agreements, the Collateral Documents, any joinder to this Agreement substantially in the form attached hereto as Exhibit J, and a solvency certificate in a form acceptable to Agent and the Banks executed by the Borrowers, any Bank Hedging Agreement and any other documents, certificates, instruments or agreements executed or delivered pursuant to or in connection with any such document or this Agreement, as such documents may be amended or otherwise modified from time to time.

“Majority Banks” shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Banks holding not less than 51% of the sum of (i) the aggregate principal amount of the Revolving Credit Aggregate Commitment plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Term Loan and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Banks holding not less than 51% of the aggregate principal amount of Indebtedness (such Indebtedness not including Advances made by any Bank after either the receipt by the Agent of written notice as provided in the last paragraph of Section 2.3 of this Agreement or the termination of the Revolving Credit Aggregate Commitment) then outstanding hereunder (provided that, for purposes of determining Majority Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Revolving Credit Banks based on their respective Revolving Credit Percentages; provided however that so long as there are fewer than three Banks, considering any Bank and its Affiliates as a single Bank, “Majority Banks” shall mean all Banks).

“Majority Revolving Credit Banks” shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Revolving Credit Banks holding not less than 51% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated at any time Revolving Credit Banks holding not less than 51% of the aggregate principal amount of the Indebtedness (such Indebtedness not including Advances made by any Bank after either the receipt by the Agent of written notice as provided in the last paragraph of Section 2.3 of this Agreement or the termination of the Revolving Credit Aggregate Commitment) then outstanding under the Revolving Credit (provided that, for purposes of determining Majority Revolving Credit Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit be allocated among the Revolving Credit Banks based on their respective Revolving Credit Percentages, provided however that so long as there are fewer than three Revolving Credit Banks, considering any Revolving Credit Bank and its Affiliates as a single Revolving Credit Bank, “Majority Revolving Credit Banks” shall mean all Revolving Credit Banks).

“Majority Term Loan Banks” shall mean at any time with respect to the Term Loan, Term Loan Banks holding not less than 51% of the aggregate principal amount of the Indebtedness then outstanding under Term Loan (provided however that so long as there are fewer than three Term Loan Banks, considering any Term Loan Bank and its Affiliates as a single Term Loan Bank, “Majority Term Loan Banks” shall mean all Term Loan Banks).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parties, taken as a whole, (b) the ability of the Parties to perform their respective obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the material rights or remedies of the Agent or the Banks hereunder or thereunder.

“Merger” shall mean the merger of Company with and into the Target, with the Target being the survivor thereof.

“Merger Documents” shall mean that certain Agreement and Plan of Merger by and among Holdings, the Company and the Target dated as of July 7, 2003, as the same may be amended or otherwise modified from time to time after the date thereof.

“Mexican Equipment Pledge” shall mean that certain Mercantile Pledge and Deposit Agreement by and among Staktek Group L.P., Staktek México S. de R.L. de C.V. and Agent, as the same may be amended, restated or otherwise modified after the date thereof.

“Mexican Pledge Agreement” shall mean that certain Pledge Agreement by and among the Company, the Agent and Staktek Group L.P. as the same may be amended, restated or otherwise modified after the date thereof.

“Mortgage(s)” shall mean the mortgage(s) and deeds of trust of real property owned or leased by any Party or executed and delivered after the Effective Date by any Party pursuant to Section 7.19 hereof, as such mortgages may be amended or otherwise modified from time to time and “Mortgage” shall mean any of them.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash payments received by any Party, as the case may be, from any Asset Sale, the issuance of Capital Stock or the issuance of Subordinated Debt, as the case may be, net of (a) the ordinary and customary direct expenses of such sale or issuance, as the case may be, such as underwriting discounts and commissions, fees, costs and other third party charges, and net of pro rated property taxes and net of any other taxes actually payable by such Party in respect of such sale, taking into account such Party’s losses, if any, which are available under applicable law to reduce such gains and (b) in the case of any Asset Sale, the aggregate amount of cash so received by such Party which is required to be used to retire (in whole or in part) any Debt (other than under the Loan Documents) of such Party permitted by this Agreement that was secured by a Lien permitted by this Agreement having priority over the Liens (if any) of the Agent (for the benefit of the Agent and the Banks) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in connection with such Asset Sale and (c) amounts required to be held in escrow until such amounts are released from escrow, whereupon such amounts shall become Net Cash Proceeds.

“Net Income” shall mean for any period, the net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it is merged into or consolidated with Holdings or its Subsidiaries, (b) the income (or deficit) of any Person in which Holdings or its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or its Subsidiaries in the form of dividends or similar distributions and (c) the undistributed earnings of Holdings and its Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Worth” shall mean as of any date the sum of all amounts that would be included under stockholders’ equity on a balance sheet of Borrowers and their Subsidiaries, as determined on a consolidated basis in accordance with GAAP plus, without duplication, the entire value of all preferred stock including accrued dividends from preferred stock.

“Non-Defaulting Bank” is defined in Section 2.4(c).

“Notes” shall mean the Revolving Credit Notes, the Swing Line Notes and the Term Loan Notes.

“Off-Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes place of borrowing but which does not constitute a liability on the balance sheets of such person, but excluding from this clause Operating Leases.

“Party(ies)” shall mean the Borrowers and their respective Subsidiaries.

“Pension Plan” shall mean any plan established and maintained by a Borrower which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.

“Permitted Investments” shall mean with respect to any Person:

(a)	Governmental Obligations;

(b)	Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)	Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Party in the ordinary course of business;

(d)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made, therefor and the aggregate amount of such Liens is less than $200,000;

(c)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation in the ordinary course of business; and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in aggregate amount for such insurance or self-insurance arrangements not to exceed $500,000;

(d)	deposits to secure (i) the performance of tenders or bids, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business not to exceed in the aggregate $500,000; and

(e)	easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Post-Closing Financial Statement” shall have the meaning ascribed to such term in Section 7.22 hereof.

“Potential Financial Institution” is defined in Section 2.4(c).

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Purchasing Bank” shall have the meaning set forth in Section 11.7.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance and accepted by the Borrowers.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

“RAI” shall have the meaning set forth in the preamble.

“RAI Merger” shall mean the merger of RAI Merger Sub, Inc. with and into RAI, with RAI being the survivor thereof.

“RAI Merger Documents” shall mean that certain Agreement and Plan of Merger by and among Holdings, the Company, RAI and C.A. Rundell, Jr. dated as of July 7, 2003, that certain Assignment and Assumption Agreement dated as of July 29, 2003 by and between the Company and RAI Merger Sub, Inc., and that certain Voting Agreement dated as of July 7, 2003 by and between RAI and Holdings as each may be amended or otherwise modified from time to time after the date thereof.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 14.8(f) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements (excluding for the avoidance of doubt, amounts deemed to have been advanced under Section 3.6(a)) together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate, or otherwise require.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Borrowers under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified in accordance with the terms hereof.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by the Borrowers under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit D, as amended or otherwise modified in accordance with the terms of this Agreement.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, chief financial officer, treasurer or the president of any Borrower, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of any Borrower or any other officer having substantially the same authority and responsibility.

“Revolving Credit” shall mean the revolving credit loans to be advanced to the Borrowers by the applicable Revolving Credit Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by the Borrowers and made by the Revolving Credit Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

“Revolving Credit Aggregate Commitment” shall mean Twelve Million Dollars ($12,000,000), subject to reduction or termination under Section 2.13, 2.14 or 9.2 hereof.

“Revolving Credit Banks” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Facility Fee” shall have the meaning ascribed to such term in Section 2.12 of this Agreement.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) October 1, 2006, or such later date as may be established in accordance with the terms of Section 2.16 of this Credit Agreement, or (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by the Borrowers to each of the Revolving Credit Banks in the form annexed to this agreement as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Percentage” shall mean with respect to each Revolving Credit Bank, its percentage share, as set forth on Schedule 1.2 under column 1, of the Revolving Credit and its risk participation in Letters of Credit and in any outstanding Swing Line Advances, as such Schedule may be revised from time to time by Agent in accordance with Section 14.8.

“Samsung License Agreement” shall mean that certain Agreement by and among the Company, Samsung Electronics Co., Ltd and Samsung Semiconductor, Inc. dated as of June 1, 2000, as amended by that certain First Amendment to Agreement dated as of June 9, 2000, and as assigned by the Company to Staktek Group L.P., or any agreements negotiated in extension or replacement thereof, as the same may be amended or otherwise modified from time to time.

“Samsung License Maturity Date” shall mean June 5, 2005.

“Security Agreement” shall mean the Security Agreement substantially in the form of the Security Agreement annexed hereto as Exhibit G executed and delivered as of the date hereof, or to be executed and delivered after the Effective Date, by the Borrowers, such Security Agreement to be deemed joined into by the domestic Subsidiaries of the Borrowers (both direct and indirect) upon the execution and delivery of the Assumption Agreement by such Subsidiaries, as the same may be amended, restated, joined into or otherwise modified from time to time after the date thereof.

“Senior Funded Debt” shall mean Funded Debt minus Subordinated Debt.

“Senior Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Senior Funded Debt on such date to (b) EBITDA for the four fiscal quarters then ending.

“Subordination Agreements” shall mean the AV Subordination Agreement and any other subordination agreement entered into by any other Person in favor of the Agent, the terms of which are acceptable to the Majority Banks, as the same may be amended or otherwise modified from time to time, in compliance with the terms thereof and of this Agreement.

“Subordinated Creditors” shall mean Austin Ventures, and their respective permitted successors and assigns under the AV Subordinated Debt Documents and in compliance with the AV Subordination Agreement.

“Subordinated Debt” shall mean the AV Subordinated Debt and any other unsecured Funded Debt of the Borrowers which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions reasonably satisfactory to the Agent and the Majority Banks.

“Subordinated Debt Documents” shall mean and include (a) the AV Subordinated Debt Documents, and (b) any other documents evidencing any other Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Borrowers.

“Swing Line” shall mean the revolving credit loans to be advanced to the Borrowers by the Swing Line Bank pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing made to Borrower by the Swing Line Bank pursuant to Section 2.5 hereof.

“Swing Line Bank” shall mean Comerica Bank in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

“Swing Line Maximum Amount” shall mean One Million Dollars ($1,000,000).

“Swing Line Notes” shall mean the swing line notes which may be issued by the Borrowers at the request of Swing Line Bank pursuant to Section 2.5(a) hereof in the form annexed hereto as Exhibit C, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

“Tangible Net Worth” shall mean (a) Net Worth, less goodwill and other intangible assets plus (b) the outstanding principal amount of Subordinated Debt as of such date, all as determined on a consolidated basis in accordance with GAAP.

“Target” shall mean Staktek Corporation, a Texas corporation.

“Term Loan” shall mean the term loan to be made to the Borrowers by the Term Loan Banks pursuant to Section 4.1 hereof, in the aggregate amount of Thirty Million Dollars ($30,000,000).

“Term Loan Banks” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan.

“Term Loan Maturity Date” shall mean October 1, 2007.

“Term Loan Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrowers to each of the Term Loan Banks in the form annexed to this Agreement as Exhibit O, as such notes may be amended, renewed, replaced, extended or supplemented from time to time.

“Term Loan Percentage” shall mean with respect to any Term Loan Bank, its percentage share of Term Loan as set forth on Schedule 1.2 under column 2, as such Schedule may be revised from time to time by Agent accordance with Section 14.8.

“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of the Term Loan submitted by the Borrowers under Section 4.4 of this Agreement in the form annexed hereto as Exhibit P, as such exhibit may be amended or modified from time to time in accordance with the terms of this Agreement.

“Total Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Funded Debt on such date to (b) EBITDA for the four fiscal quarters then ending.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

“Weighted Percentage” shall mean with respect to any Bank, its Percentage share as set forth in Schedule 1.2, as such Schedule may be revised by the Agent from time to time, which Percentage shall be calculated as follows:

(a)	as to such Bank, so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, a percentage calculated by taking as the numerator the sum of its Revolving Credit Percentage of the Revolving Credit Aggregate Commitment plus its Term Loan Percentage of the Indebtedness outstanding under the Term Loan, and taking as the denominator the sum of the Revolving Credit Aggregate Commitment plus the aggregate principal amount of Indebtedness outstanding under the Term Loan; and

(b)	as to such Bank, if the Revolving Credit Aggregate Commitment has been terminated, its weighted percentage calculated by taking as the numerator the sum of its Revolving Credit Percentage of the aggregate principal amount outstanding under the Revolving Credit (expressed in Dollars) (including such Bank’s Revolving Credit Percentage of outstanding Letter of Credit Obligations and outstanding Swing Line Advances) plus its Term Loan Percentage of the Indebtedness outstanding under the Term Loan and taking as the denominator the sum of the aggregate principal amount outstanding under the Revolving Credit, the Swing Line, the Term Loan and any outstanding Letter of Credit Obligations.

2. REVOLVING CREDIT

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Bank severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Bank’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)

Each Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Bank the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Bank to the Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)	Each Revolving Credit Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Revolving Credit Bank resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Bank from time to time under this Agreement.

(c)	The Agent shall maintain the Register pursuant to Section 14.8(f), and a subaccount therein for each Revolving Credit Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Revolving Credit Bank hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Revolving Credit Advances and each Revolving Credit Bank’s share thereof.

(d)	The entries made in the Register and the accounts of each Revolving Credit Bank maintained pursuant to paragraphs (b) and (c) of this Section 2.2 shall absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Bank or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrowers by the Revolving Credit Banks in accordance with the terms of this Agreement.

(e)	The Borrowers agree that, upon reasonable written request to the Agent (with a copy to the Borrowers) by any Revolving Credit Bank, the Borrowers will execute and deliver, to such Revolving Credit Bank, at the Borrowers’ own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Bank.

2.3 Requests for and Refundings and Conversions of Advances. The Borrowers may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Agent of a Request for Revolving Credit Advance executed by a person previously authorized (in a writing delivered to the Agent) by the Borrowers to execute such Request, subject to the following:

(a)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i)	the proposed date of such Advance, which must be a Business Day;

(ii)	whether such Advance is a refunding or conversion of an outstanding Advance; and

(iii)	whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto.

(b)	each such Request for Revolving Credit Advance shall be delivered to Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 1:00 p.m. (Detroit time) on such proposed date for Advances;

(c)	on the proposed date of such Advance, after giving effect to all Advances and Letters of Credit requested by a Borrower on such date (including, without duplication, the deemed Advances funded by Agent under Section 3.6(a) hereof in respect of any Borrower’s or an applicable Account Party’s reimbursement obligation hereunder), the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations as of such date, shall not exceed the then applicable Revolving Credit Aggregate Commitment;

provided however, that, in the case of any Advance being applied to refund or convert an outstanding Advance, the aggregate principal amount of such Advances to be refunded or converted shall not be included for purposes of calculating availability under this Section 2.3(c);

(d)	in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $500,000;

(e)	in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $750,000 (or a larger integral multiple of $25,000) and at any one time there shall not be in effect more than four (4) Eurocurrency-based Rates and Eurocurrency-Interest Periods;

(f)	a Request for Revolving Credit Advance once delivered to Agent, shall not be revocable by the Borrowers;

(g)	each Request for Revolving Credit Advance shall constitute a certification by the Borrowers, as of the date thereof that:

(i)	both before and after such Advance, the obligations of the Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Persons;

(ii)	all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv)	the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

(v)	the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Borrower.

Agent, acting on behalf of the Revolving Credit Banks, may also, at its option, lend under this Section 2.3 upon the telephone request of a person previously authorized (in a writing delivered to the Agent) by the Borrowers to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Banks, makes any such Advance upon a telephone request, the requesting officer shall fax to Agent, on the same day as such telephone request, a Request for Advance. The Borrowers hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by Responsible Officers of the Borrowers and delivered to Agent prior to the date of such request to make Requests for Advance on behalf of the Borrowers. Notwithstanding the foregoing, the Borrowers acknowledge that the Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

Notwithstanding the foregoing, however, no Revolving Credit Lender shall be required to make any Revolving Credit Advance if prior to the making of the Revolving Credit Advance, the Agent had received written notice from any Lender that Revolving Credit Advances should be suspended based on the occurrence and continuance of a Default or Event of Default; provided, however that the obligation of the Revolving Credit Lenders to make such Revolving Credit Advances shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable or cured.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from a Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Bank by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Revolving Credit Bank pursuant to its Percentage of such Advance. Unless such Revolving Credit Bank’s commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Agent, as follows:

(i)	for Domestic Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

(ii)	for Eurocurrency-based Advances, at the Agent’s Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by a Borrower without exceptions noted in the compliance certification therein, Agent shall make available to the Borrowers the aggregate of the amounts so received by it from the Revolving Credit Banks in like funds and currencies:

(i)	for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Borrowers maintained with Agent or to such other account or third party as the Borrowers may reasonably direct; and

(ii)	for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of the Borrowers maintained with Agent’s Correspondent or to such other account or third party as the Borrowers may reasonably direct.

(c) Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Bank to such Revolving Credit Bank or upon its order. Unless Agent shall have been notified by any Revolving Credit Bank prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Bank does not intend to make available to Agent such Revolving Credit Bank’s Percentage of such Advance, Agent may assume that such Revolving Credit Bank has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank. If such Revolving Credit Bank does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Borrowers, the Agent shall promptly notify the Borrowers and the Borrowers shall pay such amount to Agent, if such notice is delivered to the Borrowers prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day. Agent shall also be entitled to recover from such Revolving Credit Bank or the Borrowers, as the case may be, but without duplication of interest otherwise due and payable under this Agreement, interest on such amount in respect of each day from the date such amount was made available by Agent to the Borrowers, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)	in the case of such Revolving Credit Bank, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii)	in the case of the Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.

The obligation of any Revolving Credit Bank to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Revolving Credit Bank to make any Advance hereunder, and no Revolving Credit Bank shall have any liability to the Borrowers or any of its Subsidiaries, the Agent, any other Revolving Credit Bank, or any other party for another Revolving Credit Bank’s failure to make any loan or Advance hereunder. In the event any Bank shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a “Defaulting Bank”), the

Agent shall promptly provide written notice thereof to the Borrowers and to each other Bank (each such other Bank being referred to in this Section as a “Non-Defaulting Bank”). Each Non-Defaulting Bank shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Bank shall assume the Defaulting Bank’s rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Bank shall exercise such option by providing written notice of same to the Defaulting Bank (and if there is more than one Non-Defaulting Bank, the assignment agreement shall be entered into with the Non-Defaulting Bank who first notifies the Defaulting Bank of its decision to exercise said option) and to the Borrowers. If no Non-Defaulting Bank shall exercise the above-described option within the said ten (10) Business Day period and if the Borrowers shall, subject to Section 14.8(c) hereof, within thirty (30) days of delivering the notice described above, advise such Defaulting Bank of another bank or financial institution to which assignments are permitted pursuant to Section 14.8(c) hereof and which is willing to assume such Defaulting Bank’s rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a “Potential Financial Institution”), such Defaulting Bank shall, subject to Section 14.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter the Borrowers’ remedies vis a vis the Defaulting Bank.

2.5 Swing Line Advances. The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances (each such advance being a “Swing Line Advance”) to the Borrowers, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed in the aggregate at any time outstanding the Swing Line Maximum Amount. Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to Swing Line Bank resulting from each Swing Line Advance of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time. The entries made in such account or accounts of Swing Line Bank shall, to the extent permitted by applicable law, be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Borrowers by Swing Line Bank in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Borrowers in the case of any Quoted Rate Advance, on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

The Borrowers agree that, upon the written request of Swing Line Bank, the Borrowers will execute and deliver to Swing Line Bank a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

(a)	Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Bank’s account maintained pursuant to Section 2.5(a), which records will be prima facie evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve the Borrowers of their respective obligations to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

(b)	Requests for Swing Line Advances. The Borrowers may request a Swing Line Advance only after the delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Agent) by the Borrowers to make such requests, subject to the following:

(i)	each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

(ii)	on the proposed date of such Swing Line Advance, after giving effect to all Swing Line Advances requested by the Borrowers on such date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount.

(iii)	on the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested by the Borrowers on such date (including, without duplication, deemed Advances made under Section 3.6(a) hereof in respect of the Borrowers’ or an applicable Account Party’s reimbursement obligation hereunder) of determination, the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the then applicable Revolving Credit Aggregate Commitment;

(iv)	(A) in the case of a Swing Line Advance that is a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Fifty Thousand Dollars ($50,000), and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Advances of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Fifty Thousand Dollars ($50,000), and at any time there shall not be in effect more than four (4) Applicable Interest Rates and Interest Periods;

(v)	each such Request for Swing Line Advance shall be delivered to the Swing Line Bank by 3:00 p.m. (Detroit time) on the proposed date of the Advance;

(vi)	each Request for Swing Line Advance, once delivered to Swing Line Bank, shall be irrevocable by the Borrowers, and shall constitute and include a certification by the Borrowers as of the date thereof that:

(A)	both before and after making such Swing Line Advance, the obligations of the Parties set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of such Persons;

(B)	all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

(C)	both before and after giving effect to such Swing Line Advance, there is no Default or Event of Default in existence; and

(D)	both before and after giving effect to such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, other than any representation or warranty that expressly speaks only as of a different date;

(vii)	On the proposed date of such Swing Line Advance, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(viii)	At the option of the Swing Line Bank, subject to revocation by Swing Line Bank at any time and from time to time, the Borrowers may utilize the Swing Line Bank’s “Sweep to Loan” automated system for obtaining Swing Line Advances. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrowers shall be deemed to have certified to the Swing Line Bank and the Banks each of the matters set forth in clause (vi) of this Section 2.5(b). Swing Line Bank may revoke the Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrowers for the funding of Swing Line Advances hereunder (or otherwise) and the regular procedures set forth for the making of Swing Line Advances shall be deemed immediately to apply. Swing Line Bank may, at its option, also elect to make Swing Line Advances upon the Borrowers’ telephone requests on the basis set forth in the post-amble to Section 2.3 hereof, provided that the Borrowers comply with the provisions set forth in Section 2.3.

(c)	Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by the Borrowers without exceptions noted in the compliance certification therein, Swing Line Bank shall make available to the Borrowers the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Borrowers maintained with Agent or to such other account or third party as the Borrowers may reasonably direct in writing. Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(d)	Refunding of or Participation Interest in Swing Line Advances.

(i)

The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrowers (which hereby irrevocably directs the Agent to act on their behalf) request each of the Revolving Credit Banks (including the Swing Line Bank in its capacity as a Revolving Credit Bank) to make an Advance of the Revolving Credit to the Borrowers, in an amount equal to such Revolving Credit Bank’s Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that the Swing Line Advances which are carried at the Quoted Rate which are converted to Revolving Credit Advances at the request of the Agent at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Bank against the Borrowers or the Revolving Credit Banks as a consequence of such conversion. In the case of each Refunded Swing Line Advance the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(d)(ii) hereof, the Swing Line Bank shall retain its claim against the Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(d)(iii), each Revolving Credit Bank shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time (for Domestic Advances) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 10.1 hereof.

(ii)	If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(d), one of the events described in Section 9.1(i) hereof shall have occurred and be continuing, each Revolving Credit Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Percentage of such Swing Line Advance. Each Revolving Credit Bank within the time periods specified in Section 2.5(d)(i) hereof, as applicable, shall immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Revolving Credit Bank a Swing Line Participation Certificate in the form of Exhibit E evidencing such participation.

(iii)

Each Revolving Credit Bank’s obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Bank may have against Swing Line Bank, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (iv) any breach of this Agreement by any Borrower or any other Person; (v) any inability of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Bank does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Bank to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Revolving Credit Bank to make such amounts available, and no Revolving Credit Bank shall have any liability to any Borrower and its respective Subsidiaries, the Agent, the Swing Line Bank, or any other Revolving Credit Bank or any other party for another Revolving Credit Bank’s failure to make the amounts required under clause (i) or (ii) available.

Notwithstanding the foregoing however no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if prior to the making of the Swing Line Advance by the Swing Line Lender, the Administrative Agent had received written notice from any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default; provided, however that the obligation of the Revolving Credit Lenders to make such Revolving Credit Advances (or purchase such participations) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable or cured.

2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds commencing on October 1, 2003, and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

2.7 Eurocurrency-based Interest Payments and Quoted Rate Interest Payments. (a) Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

2.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.3 or 2.5(d) hereof shall be due and payable in full on the date such Advance is refunded or converted.

2.9 Interest on Default. In the event and so long as any Event of Default shall exist, and in the case of any Event of Default under Sections 9.1(a), 9.1(b) or 9.1(i), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Revolving Credit Banks, interest shall be payable on demand on all Eurocurrency-based Advances of the Revolving Credit and Quoted Rate Advances from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of the Borrowers hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurocurrency-based Advances and Quoted Rate Advances two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

2.10 Optional Prepayments.

(a) Except as provided in Section 2.10(b) hereof, the Borrowers may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit at any time, provided that, the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and, after giving effect to any such partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least Fifty Thousand Dollars ($50,000). The Borrowers may prepay all or part of any Eurocurrency-based Advance of the Revolving Credit (subject to not less than one (1) Business Day’s notice to Agent) provided that the amount of any such partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least Two Hundred Fifty Thousand Dollars ($250,000).

(b) The Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time, provided that, unless the “Sweep to Loan” system shall be in effect under Section 2.5 hereof, the amount of any partial prepayment shall be at least Fifty Thousand Dollars ($50,000) and, after giving effect to any such partial prepayment, the aggregate balance of such Swing Line Advances remaining outstanding, if any, shall be at least Fifty Thousand Dollars ($50,000), and (ii) the Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Bank) provided that the amount of such prepayment shall be at least Fifty Thousand Dollars ($50,000) and, after giving effect to any such partial prepayment, the aggregate balance of such Swing Line Advances remaining outstanding, if any, shall be at least Ten Thousand Dollars ($10,000).

(c) Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.

2.11 Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurocurrency-based Advance of the Revolving Credit, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5(b) hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.9 hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurocurrency-based Advance which has not been prepaid shall be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify the Borrowers of said action.

2.12 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, the Borrowers shall pay to the Agent for distribution to the Revolving Credit Banks pro-rata in accordance with their respective Revolving Credit Percentages, a revolving credit facility fee (the “Revolving Credit Facility Fee”) quarterly in arrears commencing October 1, 2003 (in respect of the prior fiscal quarter or any portion thereof), and on the first day of each fiscal quarter thereafter. The Revolving Credit Facility Fee payable to each Revolving Credit Bank shall be determined by multiplying the Applicable Fee Percentage times such Bank’s Percentage of the Revolving Credit Aggregate Commitment in effect for the applicable period. The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Revolving Credit Facility Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable under any circumstances.

2.13 Mandatory Repayment of Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to the Borrowers, plus the outstanding Letter of Credit Obligations, plus any pending requests for a Revolving Credit Advance shall exceed the then applicable Revolving Credit Aggregate Commitment, the Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such excess Indebtedness consists of Letter of Credit Obligations, provide cash collateral on the basis set forth in Section 9.2 hereof until such time as such excess no longer exists. The Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof; provided, however, that the Borrowers shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any;

(b) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.13 or payment pursuant to the terms of any of the Collateral Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of the Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof.

2.14 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Borrowers may upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Million Dollars ($1,000,000) or a larger integral multiple of Five Hundred Thousand Dollars ($500,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction on the amount of such reduction; (iii) the Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the aggregate undrawn amount of outstanding Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit

Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Commitment unless the Borrowers so elect; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the Borrowers shall compensate the Revolving Credit Banks for any losses or, the Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.13(b). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Bank in accordance with such Revolving Credit Bank’s Percentage thereof, and will not be available for reinstatement by or readvance to the Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Bank’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate and then to Eurocurrency-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

2.15 Use of Proceeds of Advances. Advances of the Revolving Credit (including Swing Line Advances) shall be available for general corporate purposes of the Borrowers and their respective Subsidiaries, including to fund the purchase price and all other costs, fees and expenses due at completion of the Merger and to fund working capital needs.

2.16 Extension of Maturity Date. So long as no Event of Default has occurred and is continuing or would result therefrom, the Borrowers may request an extension of the maturity of the Revolving Credit for a period of one (1) year, subject to compliance with the terms and conditions of this Section 2.16. Borrowers must provide Agent with a written request for an extension of the Maturity Date no later than four (4) months after, but no earlier than three (3) months after the Borrowers’ fiscal year end. The Agent shall promptly deliver such notice to the Revolving Credit Banks. The extension of the Maturity Date shall become effective upon the written consent of each of the Revolving Credit Banks to such extension, which consent may be withheld by any Revolving Credit Bank acting in its sole discretion. Such extension shall be subject to execution by the Parties of such additional documentation as Agent may reasonably request.

3. LETTERS OF CREDIT

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue

Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

(a)	in the case of any Account Party:

(i)	after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

(ii)	after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including, without duplication, all deemed Advances funded by Agent under Section 3.6(a) hereof in respect of the Borrowers’ or the applicable Account Party’s reimbursement obligation hereunder) requested or outstanding on such date does not exceed the then applicable Revolving Credit Aggregate Commitment;

(b) the obligations of the Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by any Borrower;

(c) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (other than any representation or warranty that expressly speaks only as of a different date), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

(d) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

(e) the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank;

(f) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Revolving Credit Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Revolving Credit Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally, in each case as determined by Issuing Bank in its sole discretion;

(g) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any Revolving Credit Bank to take an assignment of its Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks materially affecting the extension of credit by banks, in each case as determined by Issuing Bank in its sole discretion; and

(h) Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4(b) hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Borrowers and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Bank will deliver to the Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit F, to each Revolving Credit Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Bank’s Percentage thereof.

3.4 Letter of Credit Fees. The Borrowers shall pay to the Agent for distribution to the Revolving Credit Banks in accordance with their Percentages, letter of credit fees as follows:

(a) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement).

(b) A letter of credit facing fee in the amount specified by the Fee Letter to be retained by Issuing Bank for its own account.

(c) All payments by the Borrowers to the Agent for distribution to the Issuing Bank or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrowers by the Agent. The fees described in clauses (a) and (b) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a) above, shall be payable annually in advance upon the issuance of such Letter of Credit and (iii) in the case of fees due under clause (b) above, shall be payable annually in advance upon the issuance of such Letter of Credit and upon any amendment thereto or extension thereof. The fees due under clause (a) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(d) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Revolving Credit Bank or (ii) impose on Issuing Bank or any Revolving Credit Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Revolving Credit Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank’s or such Revolving Credit Bank’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Revolving Credit Bank, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Revolving Credit Bank, as the case may be, from time to time as specified by the Issuing Bank or such Revolving Credit Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Revolving Credit Bank for such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section 3.4(d), shall be accompanied by a certificate of Issuing Bank or the applicable Revolving Credit Bank (as applicable) setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Revolving Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be prima facie evidence, absent manifest error, as to the amount thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrowers shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party.

3.6 Drawings and Demands for Payment Under Letters of Credit.

(a) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrowers and each applicable Account Party agrees to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), on (i) the Business Day that the Borrowers receive notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that the Borrowers receives such notice, if such notice is not received prior to such time. Unless the Borrowers shall have made such payment to the Agent for the account of the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Agent shall be deemed to have disbursed to the Borrowers and the Borrowers shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Revolving Credit Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of the relevant Account Party(ies) under this Section 3.6 shall be deemed satisfied.

(b) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to the Borrowers and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Borrowers or the applicable Account Party shall have satisfied their reimbursement obligations under Section 3.6(a) hereof by payment to the Agent on such date. The Issuing Bank shall further use reasonable efforts to provide notice to the Borrowers or the applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not, subject to Section 3.6(a), affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrowers or the applicable Account Party under Section 3.6(a) hereof.

(c) Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Revolving Credit Banks under Section 3.6(b) hereof is not given to the Revolving

Credit Banks prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall make its Percentage of the amount paid by the Issuing Bank, and not reimbursed by the Borrowers or the applicable Account Party on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Bank. If and to the extent such Revolving Credit Bank shall not have made such pro rata portion available to the Agent, such Revolving Credit Bank, the Borrowers and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Borrowers and the applicable Account Party as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be and without duplication. If such Revolving Credit Bank shall pay such amount to the Agent for the account of Issuing Bank together with such interest, if any, such amount so paid shall be deemed to constitute an Advance by such Revolving Credit Bank disbursed in respect of the reimbursement obligation of the Borrowers and the applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Agent for the account of Issuing Bank shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Bank shall be responsible for failure of any other Revolving Credit Bank to make such pro rata portion available to the Agent for the account of Issuing Bank.

Notwithstanding the foregoing however no Revolving Credit Bank shall be deemed to have acquired a participation in a Letter of Credit if, prior to the issuing of the Letter of Credit by the Issuing Bank, the Agent or the Issuing Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Revolving Credit Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Revolving Credit Banks, as applicable or cured.

(d) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement.

3.7 Obligations Irrevocable. The obligations of the Borrowers and the applicable Account Party to make payments to Agent for the account of Issuing Bank or the Revolving Credit Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any of the Letter of Credit Documents;

(c) The existence of any claim, setoff, defense or other right which the Borrowers or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any Revolving Credit Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of the Agent, Issuing Bank or any Revolving Credit Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Bank, any Revolving Credit Bank or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Bank, any Revolving Credit Bank or any such party; or

(g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Borrowers or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrowers or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrowers or any Account Party or any one of them against the Agent, Issuing Bank or any Revolving Credit Bank. Nothing contained in this Section 3.7 shall be deemed to prevent the Borrowers or the Account Parties after satisfaction in full of the absolute and unconditional obligations of the Borrowers and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Bank or any Revolving Credit Bank.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, the Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from the Borrowers, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes in good faith to be authentic. Issuing Bank will, upon request, furnish the Revolving Credit Banks with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrowers or any Account Party or any one of them or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, Borrowers, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Banks expressly acknowledges that it has made and will continue to make its own evaluations of the Borrowers’ and any Account Party’s creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank’s officers, agents and employees.

(d) If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Banks in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Bank its share thereof, less such Revolving Credit Bank’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Bank’s Percentage of such payment, such Revolving Credit Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. The Borrowers and each Account Party hereby indemnifies and agrees to hold harmless the Revolving Credit Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Banks, the Issuing Bank or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Bank, any Revolving Credit Bank or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Bank may rely in good faith on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) neither any of the Borrowers nor any of the Account Parties shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from such L/C Indemnified Person’s gross negligence or willful misconduct and (ii) the Agent and the Issuing Bank shall be liable to the Borrowers and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrowers and the Account Parties which were caused by the Issuing Bank’s gross negligence or willful misconduct or by the Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10 Right of Reimbursement. Each Revolving Credit Bank agrees to reimburse the Issuing Bank on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by the Borrowers or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrowers or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrowers or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank’s gross negligence or willful misconduct or by the Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4. TERM LOAN

4.1 Term Loan. Subject to the terms and conditions hereof, each Term Loan Bank, severally and for itself alone, agrees to lend to the Borrowers, in a single disbursement on the Effective Date an amount equal to such Bank’s Percentage of the Term Loan.

4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Each Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan Bank such Bank’s Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date, and, on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding from time to time under the Term Loan shall, from the Effective Date (until paid) bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.

(b) Each Term Loan Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Bank resulting from each Advance of the Term Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 14.8(f), and a subaccount therein for each Term Loan Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term Loan Bank hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Advances of the Term Loan and each Bank’s share thereof.

(d) The entries made in the Register and the accounts of each Term Loan Bank maintained pursuant to paragraphs (b) and (c) of this Section 4.2 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Advances of each of the Term Loan (and all other amounts owing with respect thereto) made to the Borrowers by such Bank in accordance with the terms of this Agreement.

(e) Each Borrower agrees that, upon written request to the Agent by any Term Loan Bank, the Borrowers will execute and deliver, to such Bank, at Borrowers’ expense, a Term Loan Note evidencing the outstanding Advances under the Term Loan, owing to such Bank; provided, that the delivery of such Term Note shall not be a condition precedent to the Effective Date.

4.3 Repayment of Principal. The Borrowers shall repay the Term Loan in quarterly principal installments of One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000) on the first day of each calendar quarter, commencing on October 1, 2003 until the Term Loan Maturity Date, when all principal plus accrued interest thereon shall be due and payable in full.

4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan. On the Effective Date the Applicable Interest Rate for the Term Loan shall be the Prime-based Rate. Thereafter, the Borrowers may refund all or any portion of any Advance of the Term Loan as an Advance with a like Interest Period or convert each such Advance of the Term Loan to an Advance with a different Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed in connection with the Term Loan by a Responsible Officer of the Borrowers and subject to the terms hereof and to the following:

(a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request with respect to Term Loan, including without limitation:

(i)	whether the Advance is a refunding or conversion of an outstanding Advance;

(ii)	in the case of a refunding or conversion of an outstanding Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii)	whether such Advance (or any portion thereof) is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Eurocurrency-Interest Period(s) applicable thereto.

(b) each such Term Loan Rate Request shall be delivered to Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a request for a Prime-based Advance, for which the Term Loan Rate Request must be delivered by 1:00 p.m. on the proposed date of Advance;

(c) the principal amount of such Advance of the Term Loan plus the amount of any other Advance of the Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance, at least Seven Hundred Fifty Thousand Dollars ($750,000), or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurocurrency-based Advance, at least One Million Dollars ($1,000,000) or the remaining principal balance outstanding under such Term Loan, whichever is less, or in each case a larger integral multiple of Twenty Five Thousand Dollars ($25,000);

(d) no Advance shall have a Eurocurrency-Interest Period ending after the Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, the Borrowers shall select Eurocurrency-Interest Periods (or the Prime-based Rate) for sufficient portions of the Term Loan such that the Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;

(e) upon completion of the Advance there shall be no more four (4) Interest Periods in effect for Advances of the Term Loan; and

(f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by the Borrowers.

Each selection of an Eurocurrency-Interest Period under this Section 4.4, and the amount and date of any repayment, shall be noted on Agent’s records, which records will be prima facie evidence thereof, absent manifest error.

4.5 Prime-based Advance in Absence of Election or Upon Default. In the event the Borrowers shall fail with respect to any Eurocurrency-based Advance of the Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), or, subject to Section 4.9 hereof, if on the last day of the applicable Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify the Borrowers thereof.

4.6 Prime-based Interest Payments. Interest on the unpaid principal of all Prime-based Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly in arrears commencing on October 1, 2003, and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

4.7 Eurocurrency-based Interest Payments. Interest on the unpaid principal of each Eurocurrency-based Advance of the Term Loan having a related Eurocurrency-Interest Period of three (3) months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance of the Term Loan outstanding from time to time having a Eurocurrency-Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable Eurocurrency-Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurocurrency-Interest Period applicable thereto to, but not including, the last day thereof.

4.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 4.6 and 4.7 all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Advance is refunded or converted.

4.9 Interest on Default. Notwithstanding anything to the contrary set forth in Sections 4.6 and 4.7, in the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a), 9.1(b) or 9.1(i), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Term Loan Banks, interest shall be payable on demand on the principal amount of all Advances of the Term Loan from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of the Borrowers hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurocurrency-based Advances, two percent (2%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

4.10 Optional Prepayment of Term Loan.

(a) Subject to this Section 4.10, the Borrowers (at their option), may prepay all or any portion of the outstanding principal of a Term Loan bearing interest at the Prime-based Rate at any time, and may prepay all or any portion of the outstanding principal of a Term Loan bearing interest at the Eurocurrency-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy, telex or by telephone (confirmed by wire, telecopy or telex), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Prime-based Rate shall be without premium or penalty. Any other prepayment shall be subject to the provisions of Section 11.1.

(b) Each partial prepayment of the Term Loan shall be applied to the principal payments of the Term Loan due thereunder in the inverse order of their maturities as follows: first to that portion of the Term Loan outstanding as a Prime-based Advance, second to that portion of the Term Loan outstanding as Eurocurrency-based Advances which have Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurocurrency-based Rate.

All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the applicable Banks in accordance with their respective Percentages.

4.11 Mandatory Prepayment of Term Loan.

(a) The Term Loan shall be subject to required principal reductions in the amount of (i) fifty percent (50%) of Excess Cash Flow such prepayments to be payable in respect of each fiscal year beginning with the fiscal year ending December 31, 2003 and each fiscal year thereafter through the Term Loan Maturity Date, on April 30th of the year following the applicable fiscal year.

(b) Subject to clause (e) hereof, upon receipt by any Party of any Net Cash Proceeds from any Asset Sale the Borrowers shall deposit such Net Cash Proceeds in a blocked account with the Agent and must either (i) within ninety (90) days thereof prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds until the Term Loan has been paid in full or (ii) use such Net Cash Proceeds to acquire fixed or capital assets in replacement of the assets so disposed, provided, however, that the Net Cash Proceeds used to acquire such replacement assets shall not exceed in the aggregate $100,000 in any calendar year and the purchase of such replacement assets occurs within ninety (90) days of such Asset Sale.

(c) Subject to clause (e) hereof, immediately upon receipt by the Borrowers or any of their respective Subsidiary of Net Cash Proceeds from the issuance of any Capital Stock of such Person other than (i) Capital Stock under the stock option or employee incentive plans listed on Schedule 6.16 hereto (or any successor plans), (ii) Net Cash Proceeds resulting from such an issuance of Capital Stock of Holdings which are upon receipt used to pay principal on the Holdings Note, or (iii) from the issuance of any Subordinated Debt issued after the Effective Date by such Person (excluding any AV Subordinated Debt issued under or in connection with those AV Subordinated Debt Documents dated as of the Effective Date and entered into in compliance with the terms hereof and of the AV Subordination Agreement, including any delayed closing of a portion of such AV Subordinated Debt contemplated as of the Effective Date), the Borrowers shall be obligated to repay the Term Loan by an amount equal to (y) one hundred percent (100%) of such Net Cash Proceeds in the case of any such issuance of Capital Stock or (z) one hundred percent (100%) of such Net Cash Proceeds in the case of any such issuance of Subordinated Debt (net, in any case, of reasonable and customary costs and expenses of issuance), in each case until the Term Loan has been paid in full.

(d) Subject to clause (e) hereof, each mandatory prepayment under this Section 4.11 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan shall be applied in the inverse order of maturity to the principal payments of the Term Loan due thereunder.

(e) To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 4.11 is due, the Indebtedness under the Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of the Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Interest Period attributable to the Eurocurrency-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1. All prepayments of the Term Loan hereunder shall be made to the Agent for distribution ratably to the applicable Term Loan Banks.

4.12 Use of Proceeds. Proceeds of the Term Loan shall be used by the Borrowers to finance the Merger as set forth in the Merger Documents, and related fees, costs and expenses associated therewith.

5. CONDITIONS

The obligations of the Banks to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Bank to issue Letters of Credit are subject to the following conditions:

5.1 Execution of Notes and this Agreement. Each Party shall have executed and delivered to Agent for the account of each Bank requesting Notes, the Revolving Credit Notes, the Swing Line Note and/or the Term Notes, as applicable, and this Agreement and the other Loan Documents to which such Party is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

5.2 Corporate Authority. Agent shall have received, with a counterpart thereof for each Bank:

(a) For each Party, a certificate of its Secretary or Assistant Secretary as to:

(i)	resolutions of evidencing approval of the transactions contemplated by the RAI Merger Documents, the Merger Documents, this Agreement, approval of this Agreement, the other Loan Documents, the RAI Merger Documents and the Merger Documents to which such Party is party and authorizing the execution and delivery thereof and in the case of the Borrowers, the borrowing of Advances and the requesting of Letters of Credit hereunder,

(ii)	the incumbency and signature of the officers or other authorized persons of such Party executing any Loan Document,

(iii)	a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction listed on Schedule 5.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 6.1, and

(iv)	copies of such Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

5.3 Collateral Documents, Guaranties and other Loan Documents. As security for all Indebtedness, the Agent shall have received the following documents:

(a) The following Collateral Documents:

(i)	the Security Agreement;

(ii)	the Mexican Pledge Agreement;

(iii)	the Mexican Equipment Pledge; and

(iv)	the AV Subordination Agreement.

(b) If requested by the Agent, in the case of each leased property listed on Schedule 5.3(b) hereto, a copy of the lease for each such property and a Collateral Access Agreement executed and delivered by the lessor of such property in form and substance reasonably acceptable to the Agent and the Banks.

(c) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name any Party, the Target or any Subsidiaries of Target (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2).

(d) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Banks), a perfected security interest in the Collateral thereunder shall have been delivered to the Agent in a proper form for filing in each office in each jurisdiction listed in Schedule 5.3(d), or other office, as the case may be.

5.4 Merger and RAI Merger.

(a) The Agent shall have received executed copies of the Merger Documents and the RAI Merger Documents in effect on the Effective Date, certified by a Responsible Officer of the Company. The Merger Documents and the RAI Merger Documents shall be in form and substance reasonably satisfactory to the Agent and the Banks and each of the Merger Documents and the RAI Merger Documents shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect. No term or provision of the Merger Documents or the RAI Merger Documents shall have been modified, and no condition to consummation of the Merger or the RAI Merger shall have been waived, in either case in a manner materially detrimental to the Parties, or any one of them, by any of the parties thereto.

(b) The Agent shall have received (i) satisfactory evidence that the RAI Merger has been completed in accordance with the terms of the RAI Merger Documents, and that the Borrowers are in material compliance therewith, (ii) complete copies of all RAI Merger Documents, including without limitation certified copies of all corporate action taken by the RAI’s predecessor to authorize the execution, delivery and performance thereof, certified copies of the post-merger articles of incorporation and by-laws and such other corporate documents and other papers of the Borrowers and the Target prepared in connection therewith; and (iii) any and all certificates, opinions of counsel and other documents or instruments as Agent may reasonably require to confirm the consummation of the RAI Merger and the obligations of the merged company as a Borrower under this Agreement

(c) Concurrently with the initial funding hereunder, the Agent shall have received (i) satisfactory evidence that the Merger Documents have been filed in the appropriate jurisdictions and that the Merger will become complete and effective in accordance with the terms of the Merger Documents; (ii) complete copies of all Merger Documents, including without limitation certified copies of all corporate action taken by the Borrowers and the Target to authorize the execution, delivery and performance thereof, certified copies of the post-merger articles of incorporation and by-laws and such other corporate documents and other papers of the Borrowers and the Target prepared in connection therewith; and (iii) any and all certificates, opinions of counsel and other documents or instruments as Agent may reasonably require to confirm the consummation of the Merger and the obligations of the merged company as a Borrower under this Agreement.

5.5 Holdings Note. As of the Effective Date, Holdings shall have executed and delivered to Comerica Bank the Holdings Note and Austin Ventures shall have executed and delivered to Comerica Bank the AV Guaranty.

5.6 Subordinated Debt. The Agent shall have received (i) evidence that Holdings shall have received net cash proceeds in an amount not less than $34,500,000 from the issuance of the AV Subordinated Debt in form and substance reasonably acceptable to the Agent and the Banks; (ii) evidence that $13,351,384.37 of the proceeds of the AV Subordinated Debt shall have been used to complete the RAI Merger, and (iii) executed counterparts of the AV Subordinated Debt Documents (or copies thereof) in connection therewith, including the AV Mexican Equipment Pledge in form and substance acceptable to the Agent, and, if Agent deems necessary, a subordination agreement, in form and substance acceptable to the Agent, relating to the AV Mexican Equipment Pledge.

5.7 Capital Contributions. On or before the Effective Date, the Agent shall have received evidence satisfactory to it that the holders of the Capital Stock of Holdings shall have contributed (directly or indirectly) to Holdings’ equity capital in an aggregate amount of not less than $30,000,000; in a manner and on terms acceptable to Agent in its sole discretion.

5.8 Insurance. The Agent shall have received evidence satisfactory to it that the Parties have obtained the insurance policies as required by Section 7.5 hereof and that such insurance policies are in full force and effect.

5.9 Compliance with Certain Documents and Agreements. The Parties shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

5.10 Opinions of Counsel. The Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Bank, opinions of counsel to the Parties and counsel to the Target (by satisfactory reliance letter), in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Banks.

5.11 Closing Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of the Borrowers dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied; (b) the representations and warranties made by the Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since December 31, 2002, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material adverse changes to the pro forma opening balance sheet previously delivered to the Agent.

5.12 Payment of Fees. The Borrowers shall have paid to Comerica Bank any fees due under the terms of the applicable Fee Letter, or the Credit Agreement, and shall have paid to Guaranty Bank a closing fee in the amount of $315,000.00.

5.13 Pro Forma Balance Sheet and Financial Statements. The Borrowers shall have delivered to the Banks and the Agent, in form and substance satisfactory to Agent: (a) a pro forma consolidated balance sheet of the Parties (the “Pro Forma Balance Sheet”) certified by a Responsible Officer of the Borrowers that it fairly presents the pro forma adjustments reflecting the consummation of the Merger and of the other transactions contemplated in this Agreement, including all material fees and expenses in connection therewith, (b) audited financial statements of Target for the fiscal year ending December 31, 2002, and presented in accordance with GAAP, (c) monthly projections through December 31, 2006, and (d) copies of all accounting due diligence reports prepared in connection with the Merger and the RAI Merger.

5.14 Closing Financial Covenants. The Agent shall have received (with a signed counterpart for each Bank), a certificate of a Responsible Officer of the Borrowers dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that, after giving effect to the RAI Merger, the Merger and the other transactions contemplated by this Agreement, (a) on the Effective Date, the Senior Funded Debt shall not exceed Forty Million Dollars ($40,000,000), and (b) the Senior Leverage Ratio shall not exceed 2.0 to 1.0 for the fiscal quarter ending June 30, 2003.

5.15 Employment Agreements. Agent shall have received copies of all employment and consulting agreements of the Parties, Target and its Subsidiaries in effect following the RAI Merger and the Merger as set forth on Schedule 6.20 hereof, the terms of which are acceptable to Agent in its reasonable discretion.

5.16 Governmental Approvals. Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Party in connection with the consummation of the RAI Merger, the Merger and the transactions contemplated by this Agreement, and execution, delivery and performance of the RAI Merger Documents, the Merger Documents, this Agreement and the other Loan Documents.

5.17 Continuing Conditions. The obligations of the Banks to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6. REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants and such representations and warranties shall survive until the Final Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness (other than any contingent Indebtedness, such contingent Indebtedness to exclude any guaranties of the Indebtedness, but include any contingent Indebtedness arising under Section 14.5 of this Agreement, for which a claim is not then outstanding or asserted) and the performance by the Borrowers of all other obligations under this Agreement:

6.1 Corporate Authority. Each Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and, other than as set forth on Schedule 6.1 hereto, each Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

6.2 Due Authorization – Borrowers. Execution, delivery and performance of this Agreement, the other Loan Documents to which each Borrower is a party, and the issuance of the Notes by the Borrowers (if requested) are within such Borrower’s power, have been duly authorized, are not in contravention of any law applicable to such Borrowers or the terms of such Borrower’s organizational documents and, except as have been previously obtained or as referred to in Section 6.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

6.3 Due Authorization – Subsidiaries. Execution, delivery and performance of the Loan Documents to which each Subsidiary is a party, are within the corporate, limited liability company or partnership powers of such Subsidiary, as applicable, have been duly authorized, are not in contravention of any law applicable to such Subsidiary or the terms of such Subsidiary’s organizational documents, and, except as have been previously obtained (or as referred to in Section 6.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

6.4 Good Title, No Liens. The property described in Schedules 6.4 and 5.3(b) hereof constitutes all of the real property owned or leased, respectively, by the Parties on the Effective Date. The Parties have good and marketable title to or a valid leasehold interest in all of their respective material assets, including, upon the effectiveness of the Merger, all assets owned by the Target immediately prior to the Merger. RAI acquired good and marketable title to all assets owned by its predecessors immediately prior to the RAI Merger. There are no Liens on any of the assets owned by the Parties, except for other Liens permitted pursuant to Section 8.2 hereof.

6.5 Taxes. Except as set forth on Schedule 6.5 hereof, each Party has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Party as may be required by GAAP.

6.6 No Defaults. There exists no material default under the provisions of any instrument evidencing any outstanding indebtedness for borrowed money of any Party or of any agreement relating thereto.

6.7 Enforceability of Agreement and Loan Documents – Borrowers. This Agreement and each of the other Loan Documents to which each Borrower is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Borrower, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.8 Enforceability of Loan Documents – Subsidiaries. The Loan Documents to which each of the Subsidiaries is a party, have each been (or, when executed and delivered, will be) duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of each such Subsidiary and constitute (or will constitute, when executed and delivered) the valid and binding obligations of each such Subsidiary, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.9 Compliance with Laws. Except as disclosed on Schedule 6.9, each Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.10 Non-contravention – Borrowers. The execution, delivery and performance of this Agreement and the other Loan Documents to which each Borrower is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Borrower is a party or by which it or its properties are bound or affected where such violation could reasonably be expected to have a Material Adverse Effect.

6.11 Non-contravention – Subsidiaries. The execution, delivery and performance of those Loan Documents to which each Subsidiary is a party are not (or, when executed and delivered, will not be) in contravention of the terms of any indenture, agreement or undertaking to which any such Subsidiary is a party or by which it or its properties are bound or affected where such violation could reasonably be expected to have a Material Adverse Effect.

6.12 No Litigation. Except as set forth on Schedule 6.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of any Borrowers, threatened against any Party (other than any suit, action or proceeding in which a Party is the plaintiff and in which no counterclaim or cross-claim against such Party has been filed). Except as set forth on Schedule 6.12, there is not outstanding against any Party any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator which could reasonably be expected to have a Material Adverse Effect.

6.13 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.13 hereof, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (a) by any Party of this Agreement and any of the other Loan Documents to such Party is a party, or any other documents or instruments to be executed and or delivered by such Party in connection therewith or herewith; or (b) by the Parties of the Liens, granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, except for (i) such matters which have been previously obtained, (ii) the consents of landlords with respect to properties leased by any of the Parties, (iii) such filings to be made concurrently herewith as are required by the Collateral Documents to perfect Liens in favor of the Agent and (iv) such consents, approvals or filings the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of any Borrower, threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

6.14 Agreements Affecting Financial Condition. As of the Effective Date, no Party is party to any agreement or instrument or subject to any charter or other corporate restriction the performance of or compliance with could reasonably be expected to have a Material Adverse Effect.

6.15 No Investment Company or Margin Stock. No Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Party to purchase or carry margin stock or will be made available by any Party in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.16 ERISA. No Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.16 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no “reportable event” as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Parties have engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject such Parties to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

6.17 Conditions Affecting Business or Properties. Except as set forth in Schedule 6.17, as of the Effective Date, neither the respective businesses nor the properties of any Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance) which could reasonably be expected to have a Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days could reasonably be expected to have a Material Adverse Effect.

6.18 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.18 and 6.12 and except for such matters which are not material to any Party:

(a) all facilities and property owned or leased by the Parties are in material compliance with all Hazardous Material Laws;

(b) to the knowledge of the Borrowers, there have been no material unresolved and outstanding past, and there are no pending or threatened:

(i)	written claims, complaints, notices or requests for information received by any Party with respect to any alleged violation of any Hazardous Material Law, or

(ii)	written complaints, notices or inquiries to any Party regarding potential liability of any Parties under any Hazardous Material Law; and

(c) to the knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or to create a significant adverse effect on the value of the property.

6.19 Subsidiaries. Except as disclosed on Schedule 6.19 hereto, as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, none of the Borrowers have any Subsidiaries.

6.20 Employment Agreements. Attached hereto as Schedule 6.20 is an accurate and complete list of all consulting and employment agreements in effect on or as of the Effective Date to which the Parties, Target or its Subsidiaries is a party or is bound.

6.21 Franchises, Patents, Copyrights, Tradenames, etc. The Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, (a) adequate for the conduct of their business substantially as now conducted, or as conducted by the Target immediately prior to the Merger or (b) which the failure to possess could reasonably be expected to have a Material Adverse Effect. The franchises, patents, copyrights, trademarks, trade names, licenses and permits and rights in respect to the foregoing, is to be free and clear of all Liens, except Liens permitted under this Agreement, and without known conflict with any rights of others except for any conflict that could not have a Material Adverse Effect. Schedule 6.21 contains a true and accurate list of all trade names, trade styles, and any and all other names used by each Party (including the Target) during the five year period ending as of the Effective Date.

6.22 Capital Structure. Schedule 6.22 attached hereto sets forth, for each Party, the class and number of authorized shares (or other equity interests), the number of issued and outstanding shares, options or warrants (or other equity interests), the holders of such shares, options or warrants (or other equity interests), and the par value of such shares, in each case as of the Effective Date.

6.23 Customer and Supplier Relationships. Except as set forth on Schedule 6.23, as of the Effective Date, no Party has knowledge of any intention or indication by a significant customer or significant supplier of the Target that such significant customer or significant supplier intends to terminate, limit or alter the business relationship in any manner.

6.24 Accuracy of Information. (a) The December 31, 2002 audited financial statements furnished to Agent and the Banks prior to the date of this Agreement, fairly presents in all material respects the financial condition of the Target and its Subsidiaries and the results of their operations for the periods covered thereby, and has been prepared in accordance with GAAP. The projections and pro forma financial information are based upon good faith estimates and assumptions believed by management of the Borrowers to be accurate and reasonable at the time made, it being recognized by the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material.

(b) From December 31, 2002 through the Effective Date, there has been no material adverse change in the financial condition of the Parties or Target and its Subsidiaries taken as a whole, and to the best knowledge of the Borrowers as of the Effective Date, (i) neither the Parties, Target nor any of its Subsidiaries has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder, except as set forth on Schedule 6.24(b)(i) hereof; and (ii) there are no unrealized or anticipated losses from any present commitment of the Parties, Target or any of its respective Subsidiaries which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect except as set forth on Schedule 6.24(b)(ii).

6.25 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, and the Merger Documents, each Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. The Parties do not intend to nor does management believe the Parties will incur debts beyond their ability to pay as they mature. The Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Party, nor does any Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Party. No Party has been supplied with any information or otherwise has any knowledge that the consideration paid by any Borrower in connection with the Merger or the RAI Merger is not a fair and equitable compensation.

6.26 Merger Documents and RAI Merger Documents. The Borrowers have furnished the Bank with a true and correct copy of the Merger Documents and the RAI Merger Documents.

(a)	The Borrowers and, to the Borrowers’ knowledge, each other party to the Merger Documents has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Merger Documents and the consummation of transactions contemplated thereby.

(b)	The Merger will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by each Party and, to the Borrowers’ knowledge, each other party to the Merger Documents in connection with the Merger will be, prior to consummation of the Merger duly obtained and will be in full force and effect, except as set forth on Schedule 6.26.

(c)	The execution and delivery of the Merger Documents did not, and the consummation of the Merger will not, violate any statute or regulation of the United States (including, without limitation, any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Party, or to the Borrowers’ knowledge, any other party to the Merger Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument, judgment order or decree to which any Party is a party or by which any Party is bound or, to the Borrowers’ knowledge, to which any other party to the Merger Documents is a party or by which any such party is bound, except as set forth on Schedule 6.26.

(d)	No statement or representation made in the Merger Documents by any Party or, to the Borrowers’ knowledge, any other Person contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(e)	The Borrowers and, to the Borrowers’ knowledge, each other party to the RAI Merger Documents has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the RAI Merger Documents and the consummation of transactions contemplated thereby.

(f)	The RAI Merger complied with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by each Party and, to the Borrowers’ knowledge, each other party to the RAI Merger Documents in connection with the RAI Merger were duly obtained and are in full force and effect, except as set forth on Schedule 6.26.

(g)	The execution and delivery of the RAI Merger Documents did not, and the consummation of the RAI Merger did not, violate any statute or regulation of the United States (including, without limitation, any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Party, or to the Borrowers’ knowledge, any other party to the RAI Merger Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument, judgment order or decree to which any Party is a party or by which any Party is bound or, to the Borrowers’ knowledge, to which any other party to the RAI Merger Documents is a party or by which any such party is bound, except as set forth on Schedule 6.26.

(h)	No statement or representation made in the RAI Merger Documents by any Party or, to the Borrowers’ knowledge, any other Person contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

7. AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries to, until the Final Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness (other than any contingent Indebtedness, such contingent Indebtedness to exclude any guaranties of the Indebtedness, but include any contingent Indebtedness arising under Section 14.5 of this Agreement, for which a claim is not then outstanding or asserted), and the performance by each Borrower of all other obligations under this Agreement and the other Loan Documents:

7.1 Financial Statements. Furnish to the Agent with sufficient copies for each Bank:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings and its Subsidiaries, a copy of the audited Consolidated and unaudited Consolidating financial statements of the Parties as at the end of such year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows for such year or partial year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent and the Banks;

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter, a report (the “Intellectual Property Report”) certified to by a Responsible Officer as being true and correct, listing all (i) registered patents, trademarks and copyrights acquired or otherwise obtained by any Party during the prior fiscal quarter, (ii) all applications made for registration of patents, trademarks or copyrights during the prior fiscal quarter and (iii) all new license agreements, or amendments to existing license agreements to or by any Party relating to any intellectual property entered into during the prior fiscal quarter (excluding, however, standard licensing agreements for software such as MS Word which do not in any way relate to the Borrowers’ proprietary intellectual property). Copies of all such license agreements shall be attached as an exhibit to the Intellectual Property Report and, as required by the Security Agreement, such Intellectual Property Report shall list all intellectual property which any Party is abandoning and shall include an amendment to the Security Agreement (in the form attached to the Security Agreement) granting the Agent, on behalf of the Banks, a Lien on the new intellectual property disclosed in such Report; and

(c) as soon as available, but in any event not later than thirty (30) days after the end of each month commencing with the first full month after the Effective Date, Holdings’ prepared unaudited Consolidated and Consolidating balance sheets of the Parties as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the Parties for the portion of the fiscal year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.2(d), and certified by a Responsible Officer as being fairly stated in all material respects and attaching a schedule of outstanding Funded Debt (other than Indebtedness and Subordinated Debt) of the Parties describing in reasonable detail for each debt issue or loan outstanding the principal amount and amount of accrued interest with respect to each such debt issue or loan; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to year-end adjustments.

7.2 Certificates; Other Information. Furnish to the Agent with sufficient copies for each Bank:

(a) Within thirty (30) days after and as the end of each fiscal quarter, a Covenant Compliance Report in the form of Exhibit M attached hereto.

(b) Promptly upon receipt thereof, the Borrowers shall deliver copies of all final significant reports submitted by the Parties’ firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(c) Any other financial reports, statements, press releases or any other material information delivered to the holders of the Subordinated Debt pursuant to the Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons; and

(d) Not later than October 31st of any year, the Borrowers shall prepare and deliver to the Agent and the Banks projections of the Borrowers and their respective Subsidiaries for the next succeeding fiscal year, on a month to month basis, including a balance sheet, income instatement and statement of cash flows as at the end of each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period, such projections to be based upon good faith estimates and assumptions believed by management of the Borrowers to be accurate and reasonable at the time made, it being recognized by the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material.

(e) Promptly and in form to be reasonably satisfactory to Majority Banks, such additional financial and/or other information, or other reports as any Bank may from time to time reasonably request.

The Borrowers shall furnish to Agent from time to time, such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Parties, all to such extent as Agent may reasonably request. Any such schedule, certificate or report shall be certified as accurate by a Responsible Officer of the Borrowers and shall be in such form and detail as Agent may reasonably specify.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parties.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage (whether through Subsidiaries or otherwise) in the business as substantially now conducted by the Parties and businesses related thereto; and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 8.4 and 8.5, and in the case of Holdings and Company, continue to be solely a holding company and not acquire any material operating or other assets, other than shares of stock or membership or other equity interest in the Parties;

(b) take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 8.5 or where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect; and

(c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. Keep all material property it deems, in its good faith business judgment, useful and necessary in its business in working order (ordinary wear and excepted), except where the failure to maintain such property could not reasonably be expected to have a Material Adverse Effect and maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to such Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent upon its request.

7.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Bank, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Bank, to examine each Party’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at any time and from time to time, upon the request of the Agent (at the direction or with the concurrence of the Majority Banks), to conduct full or partial collateral audits of the Parties to be completed by an appraiser as may be selected by Agent and the Majority Banks and consented to by the Borrowers (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Borrowers, provided that, so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall not be obligated to reimburse Agent and the Banks for more than two (2) such audits in any calendar year and provided further, that Borrowers shall be obligated to reimburse Agent and Banks for all collateral audits performed after the occurrence and during the continuance of a Default or Event of Default; and (c) permit Agent and each Bank or their authorized representatives, at reasonable times to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, the Borrowers authorize such accountants to discuss the finances and affairs of any Party (provided that the Borrowers are given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agent or the Banks hereunder shall be subject to the undertaking of the Banks set forth in Section 14.11 hereof.

7.7 Notices. Promptly give notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which any Party has knowledge;

(b) any (i) litigation, investigation or proceeding which may exist at any time between any Party and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (ii) any adverse change in the financial condition of any Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

(c) any event which any Borrower believes could reasonably be expected to have a Material Adverse Effect;

(d) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Party) which could reasonably be expected to have a Material Adverse Effect upon any Party setting forth the details of such position and the financial impact thereof;

(e) not less than fifteen (15) Business Days prior to the proposed effective date thereof, copies of any proposed material amendments, restatements or other modification to the RAI Merger Documents, the Merger Documents or the Subordinated Debt Documents;

(f) provide prompt written notice to the Agent of (i) all jurisdictions in which any Party becomes qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, and (iii) any material change after the Effective Date in the authorized and issued Capital Stock of any Party or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable; and

(g) concurrently with the delivery thereof, any written notices to the holders of the Subordinated Debt, (in their capacity as holders of such Subordinated Debt) other than notices required hereunder.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws. (a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Party of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and shall promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Majority Banks any actions and proceedings relating to compliance with Hazardous Material Laws to which any Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserve;

(c) To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material; and

(d) Provide such information and certifications which any Bank may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each fiscal quarter (commencing with the quarter including September 30, 2003) of not less than 1.25 to 1.00.

7.10 Senior Leverage Ratio. Maintain a Senior Leverage Ratio for each fiscal quarter ending during the periods specified below (commencing with the quarter ending September 30, 2003) of not more than the following amounts during the periods specified below:

Period	Ratio
September 30, 2003 through December 31, 2003	2.00 to 1.00

January 1, 2004 through December 31, 2004	1.50 to 1.00

Each fiscal quarter thereafter	1.25 to 1.00

7.11 Total Leverage Ratio. Maintain as of the end of each fiscal quarter during the periods specified below (commencing with the quarter ending September 30, 2003), of not more than the following amounts during the periods specified below:

Period	Ratio
September 30, 2003 through December 31, 2003	3.00 to 1.00

January 1, 2004 through March 31, 2004	2.75 to 1.00

April 1, 2004 through December 31, 2004	2.50 to 1.00

January 1, 2005 through September 31, 2005	2.00 to 1.00

Each fiscal quarter thereafter	1.75 to 1.00

7.12 Current Ratio. Maintain as of the end of each fiscal quarter (commencing with the quarter ending September 30, 2003), a Current Ratio of not less than 1.00 to 1.00.

7.13 Minimum Tangible Net Worth. Maintain a Minimum Tangible Net Worth, as specified by the Banks to the Borrowers in writing following receipt by Agent of the Post-Closing Balance Sheet as described in Section 7.22 hereof.

7.14 Minimum Liquidity and Minimum EBITDA.

(a)	Maintain a minimum Liquidity of $13,500,000.

(b)	Maintain a minimum EBITDA as of the end of each fiscal quarter of Borrowers ending during the periods specified below (commencing with the quarter ending September 30, 2003); of not less than the following amounts during the periods specified below:

Period	Ratio
September 30, 2003 through December 31, 2003	$23,500,000

January 1, 2004 through March 31, 2004	$27,000,000

April 1, 2004 through June 30, 2004	$29,000,000

July 1, 2004 through December 31, 2004	$30,000,000

Each fiscal quarter thereafter	$32,000,000

7.15 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by any Party, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by any Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.16 Compliance with ERISA; ERISA Notices. (a) Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify Agent upon the occurrence of any of the following events if such event could reasonably be expected to have a Material Adverse Effect:

(i)	the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Party;

(ii)	any Party’s receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

(iii)	any Party’s receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

(iv)	the failure of any Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(v)	the withdrawal of any Party from any Multiemployer Plan if any Borrower reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

(vi)	the occurrence of (i) a “reportable event” which is required to be reported by a Party under Section 4043 of ERISA as defined in ERISA other than any event for which the reporting requirement has been waived by the PBGC or (ii) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.17 Security. Take such actions as the Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral (including machinery, equipment, inventory and other assets owned by any domestic Party and located in Mexico) subject only to Permitted Liens and other Liens permitted under Section 8.2 hereof.

7.18 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.19 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a domestic Subsidiary of a Borrower (directly or indirectly) subsequent to the Effective Date, within thirty (30) days of the date such Person becomes a Subsidiary, cause the holder of such Subsidiary’s equity interests to execute such documents and make such deliveries as may be necessary to ensure the Banks, first priority perfected security interest in such equity interests, and cause such new Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Banks (x) a joinder to this Agreement substantially in the form of Exhibit J, whereby such Subsidiary becomes obligated as a Borrower under this Agreement and (y) a joinder agreement to the Security Agreement;

(b) With respect to the share capital (or other ownership interests) of each Person which becomes a foreign Subsidiary subsequent to the Effective Date, in the case of any foreign Subsidiary, at the request of the Majority Banks, the applicable Borrower (or the applicable Subsidiary) shall promptly execute, or cause to be executed, and deliver to the Agent a pledge agreement encumbering 65% of the share capital or other ownership interests of such Subsidiary to secure the Indebtedness of the Borrowers; and

(c) With respect to real property located in the United States owned, leased or otherwise acquired by any Party after the Effective Date, not later than sixty (60) days after such property is acquired, such Party shall execute or cause to be executed (unless waived by the Majority Banks) (i) in the case of real property owned by a Party, a Mortgage covering such owned real property so long as such real property has an appraised value of greater than $100,000 and (ii) in the case of real property leased by a Party, a lessor’s acknowledgment and consent in form and substance reasonably acceptable to the Majority Banks so long as Collateral with an appraised value of greater than $100,000 is located on such leased property, together with such real estate documentation and environmental reports and audits as may be required by Agent in its sole discretion, provided, further, if a Default or Event of Default has occurred and is continuing, the applicable Party shall execute or cause to be executed a Mortgage or lessor’s acknowledgement and consent, as applicable, irregardless of the appraised value of the real property or Collateral, and deliver such Mortgage or lessor’s acknowledgment to the Agent together with such real estate documentation as may be required by the Agent, in its sole discretion;

in each case in form reasonably satisfactory to the Agent and the Majority Banks, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Parties shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens contemplated by this Section 7.19.

7.20 Operating Accounts. Within sixty (60) days after the Effective Date, maintain all of the primary operating accounts of the Parties with the Agent.

7.21 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.15 hereof and the proceeds of the Term Loan as set forth in Section 4.12 hereof. The Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.22 Post-Closing Balance Sheet. Within sixty (60) days after the Effective Date deliver to Agent a post-closing balance sheet (“Post-Closing Balance Sheet”), such post-closing balance sheet to be true and correct in all material respects and certified by a Responsible Officer of the Borrowers, and otherwise satisfactory in form and substance to the Banks.

7.23 Hedging Transaction. Within sixty (60) days following the Effective Date, Borrowers shall enter into a Hedging Agreement sufficient, at the minimum, to cover fifty percent (50%) of the principal amount of the Term Loan until the Term Loan Maturity Date. Such Hedging Agreement is to be in form and substance acceptable to the Majority Banks, and if such Hedging Agreement is not provided by a Bank, the Borrowers’ obligations thereunder shall not be secured with any of the assets of any Party.

7.24 Merger. Upon the effectiveness of the Merger, the Company as defined herein shall be Staktek Corporation, a Texas corporation, the survivor of the Merger.

7.25 Assumption Agreement. Immediately following the effectiveness of the Merger, Borrowers shall, and shall cause their domestic Subsidiaries to execute the Assumption Agreement. Upon the execution and delivery of the Assumption Agreement the Borrowers as defined herein shall be deemed to mean Holdings, the Company (as the survivor of the Merger) and each of the domestic Subsidiaries of Holdings and the Company as in existence as of the date of the execution of the Assumption Agreement.

7.26 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the Borrowers’ expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

8. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the Final Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness (other than any contingent Indebtedness, such contingent Indebtedness to exclude any guaranties of the Indebtedness, but include any contingent Indebtedness arising under Section 14.5 of this Agreement, for which a claim is not then outstanding or asserted) and the performance by the Borrowers of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit any of its Subsidiaries, to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1(b) attached hereto and any renewals, extensions or refinancing of such Debt in amounts not exceeding the scheduled principal amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

(c) Debt of the Borrowers or any Subsidiary, excluding Debt otherwise permitted under this Section 8.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that both at the time of and immediately after giving effect to the incurrence thereof and the retirement of any Indebtedness which is concurrently being retired, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Debt shall not exceed $750,000 at any one time outstanding;

(d) Subordinated Debt;

(e) Debt under any Hedging Transactions;

(f) Guarantee Obligations permitted under Section 8.3 or any other Loan Document;

(g) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, operating leases and short term Debt owed to vendors) arising in the ordinary course of Borrowers’ or such Subsidiaries’ businesses;

(h) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 7.3;

(i) Debt arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.1;

(j) Intercompany Loans, but only to the extent permitted under Section 8.8 hereof;

(k) Non-current liabilities for post-employment healthcare and other insurance benefits;

(l) Debt secured by Permitted Liens;

(m) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof and after giving effect to retirement of any Indebtedness which is concurrently being retired (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Debt shall not exceed $500,000 at any one time outstanding;

(n) Debt incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Borrowers’ industry;

(o) Debt under the Holdings Note, provided, however, that payments of principal on the Holdings Note shall be made solely with Net Cash Proceeds as described in Section 4.11(c)(ii) of this Agreement;

(p) Debt incurred under Sections 8.1(b), (c), (i) and (m) may not exceed $2,000,000 in the aggregate at any one time outstanding.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements and related costs and charges imposed by the vendors thereof;

(c) Liens in favor of Agent, as security for the Indebtedness (including Indebtedness under any Bank Hedging Agreements);

(d) attachments, judgments and other similar Liens (other than any judgment that is described in clause (i) of Section 9.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith by appropriate proceedings;

(e) other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

(f) Liens arising from precautionary UCC financing statements regarding operating leases;

(g) Liens granted to banks or other financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions on funds and other items in such accounts;

(h) deposits made in the ordinary course of business to secure liabilities to insurance carriers; and

(i) any interest of title to a lessor or a sub-lessor under any lease.

8.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) the Guaranty, (b) Guarantee Obligations by a Borrower in respect of Debt incurred by a Borrower in compliance with this Agreement, (c) Guarantee Obligations of a Borrower or its Subsidiaries in respect of the Subordinated Debt (provided that such Guarantee Obligations are subordinated to the Indebtedness on terms acceptable to the Agent and the Majority Banks), (d) Guarantee Obligations existing on the Effective Date and set forth on Schedule 8.3 hereof, (e) Guarantee Obligations arising pursuant to the RAI Merger Documents or the Merger Documents or with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or disposition of assets, (f) Guarantee Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations provided that the aggregate amount of such Guarantee Obligations does not exceed $250,000 in the aggregate, and (g) Guarantee Obligations arising under indemnity agreements to title insurers to cause such title insurer to issue to Agent mortgagee title insurance policies.

8.4 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

8.5 Limitation on Mergers, other Fundamental Changes or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make any material change in its capital structure or present method of conducting business, except:

(a) inventory leased or sold in the ordinary course of business;

(b) the disposition of obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of the Borrowers’ or any Subsidiary’s business;

(c) the Merger;

(d) mergers or consolidations of any domestic Subsidiary with or into any Borrower (so long as such Borrower shall be the continuing or surviving entity); provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(e) any Subsidiary may liquidate or dissolve into a Borrower if such Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Borrower;

(f) sales or transfers, including upon voluntary liquidation (other than sales or transfers of stock or other ownership interests) (i) between Borrowers or (ii) from any Subsidiary to any Borrower;

(g) subject to Section 4.11(b) hereof, provided that no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), (i) Asset Sales in which the sales price is at least the fair market value of the assets sold and the consideration received is cash and where the aggregate amount of such Asset Sales under this clause (i) does not exceed $100,000 in any fiscal year and (ii) other Asset Sales approved by the Majority Banks in their sole discretion;

(h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

(i) dispositions of owned or leased vehicles in the ordinary course of business.

8.6 Restricted Payments. Declare or make, or permit any Subsidiary, to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Capital Stock, as applicable, or purchase, redeem or otherwise acquire for value any Capital Stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) the Parties may make Distributions to the Borrowers;

(b) Holdings may accrue, but not pay, dividends on its Capital Stock; and

(c) the Parties may declare and make dividends to their respective shareholders payable solely in shares of that class of stock held by such shareholders.

Distributions permitted by Sections (b)-(c) above shall not be made while a Default or Event of Default shall have occurred and be continuing.

8.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the amount of which in any fiscal year shall not exceed the amounts indicated on Schedule 8.7 hereto.

8.8 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.8 hereof;

(c) extensions of trade credit in the ordinary course of business;

(d) Intercompany Loans, Advances or Investments made on or after the Effective Date by any Borrower to any other Borrower, provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Document, and provided further that at the time any such loan, advance or investment is made (both before and after giving effect thereto), no Default or Event of Default has occurred and is continuing;

(e) Investments in respect of Hedging Transactions;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) loans and advances to employees, officers and directors of any Borrower in connection with equity incentive arrangements after the Effective Date, provided that the proceeds of such loans and advances are paid to such Borrower, as applicable, in connection with such equity incentive arrangements; and provided further that both at the time of and immediately after giving effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of such Investments shall not exceed $500,000 in the aggregate at any time outstanding;

(h) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business such deposits to be within normal commercial standards and not to exceed $750,000 in the aggregate at any time outstanding; and

(i) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $750,000 in the aggregate at any time outstanding.

(j) Other Investments not described above provides that at the time of making such Investment and immediately after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing and the aggregate amount of all such Investments shall not exceed $750,000 over the term of this Agreement.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.9 Transactions with Affiliates. Except as set forth in Schedule 8.9, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Parties except (a) transactions otherwise permitted under this Agreement (including, without limitation, pursuant to Section 8.15 hereof); (b) transactions in the ordinary course of a Party’s business and upon fair and reasonable terms no less favorable to such Party than it would obtain in a comparable arms length transaction from unrelated third parties and disclosed in writing to Banks on an annual basis. In no event shall any of the Parties enter into any management agreement with any Affiliate or any other Person without the written consent of the Agent and the execution of a subordination agreement relating to the fees payable under any such agreement in form and substance reasonably acceptable to the Agent.

8.10 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by a Party of real or personal property which has been or is to be sold or transferred by such Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Party, as the case may be.

8.11 Limitation on Negative Pledge Clauses. After the Effective Date, except for such agreements, documents or instruments which are in effect on the Effective Date and which are set forth on Schedule 8.11 hereto, enter into any agreement, document or instrument which would (i) restrict or prevent the Parties from granting Agent on behalf of Banks Liens upon their respective assets which are senior in priority to all other Liens, except for the Permitted Liens and Liens permitted by Section 8.2 and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist (but limited to the property encumbered by such Lien) and customary anti-assignment provisions contained in leases or licensing agreements entered into by any such Person (as lessee) in the ordinary course of business, or (ii) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrowers to pay or make dividends or distributions in cash or kind to any Borrower, to make loans, advances or other payments of whatever nature to any Party, or to make transfers or distributions of all or any part of its assets to any Party.

8.12 Prepayment of Debts. Prepay, purchase, redeem or defease any Debt for money borrowed (including without limitation any Subordinated Debt) or any Capitalized Leases, provided, however that the Borrowers may make (i) payments under the Subordinated Debt Documents to the extent permitted under the applicable Subordination Agreements, (ii) payments on the Holdings Note to the extent and in the manner otherwise permitted by this Agreement, and (iii) subject to the terms hereof, prepayments of the Indebtedness.

8.13 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 8.1 and any Subordinated Debt except as permitted in the Subordination Agreements without the consent of the Majority Banks in writing.

8.14 Modification of Certain Agreements. (a) Make, permit or consent to any amendment or other modification to the constitutional documents of the Parties, the RAI Merger Documents or the Merger Documents, except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditors under this Agreement, the other Loan Documents or any other document or instrument delivered in connection therewith in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect, (b) without the written consent of the Agent, (i) amend, permit or consent to the amendment of, the Samsung License Agreement prior to the Samsung License Maturity Date if as a result of such amendment the cumulative royalties that would reasonably be expected to be received on or before June 30, 2007, under the Samsung License Agreement, as amended, are less than the projected cumulative royalty payments (as set forth on Schedule 8.14 attached hereto) to be received from the date of such amendment to the Samsung License Maturity Date , or (ii) terminate, or consent to the termination of, the Samsung License Agreement prior to the Samsung License Maturity Date, and (c) without the written consent of the Majority Banks, amend the Holdings Note to extend the maturity thereof or otherwise in a manner which is not advantageous to Holdings, or secure the payment thereof.

8.15 Reserved.

8.16 Fiscal Year. Permit the fiscal year of any Party to end on a day other than December 31.

8.17 Lease Obligations. Enter into, assume or permit to exist any obligations for the payment of rent under operating leases and real property leases in excess, in the aggregate of $500,000 in any fiscal year, except as described on the attached Schedule 8.17, provided, further, that any operating and real property lease agreements which require rent payments in excess of $500,000 in any fiscal year which are entered into after the Effective Date shall be subject to the review and approval of the Majority Banks, in their reasonable discretion.

8.18 Limitation of Senior Funded Debt. The amount of Senior Funded Debt shall not exceed Forty Million Dollars ($40,000,000), for a period of ninety (90) days after the Effective Date.

9. DEFAULTS

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan and of any Fees, or (ii) any Reimbursement Obligation;

(b) non-payment of any money by the Borrowers under this Agreement or by any Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after notice from Agent that the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of any Borrower set forth in Sections 7.1 through 7.6, inclusive, 7.7(a), (b), (c) and (e), 7.8, 7.9 through 7.14, inclusive, 7.16 through 7.22, inclusive or 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1(a) through (c) or 7.2(a) through (g) shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (i) the giving of the notice required by Section 7.7(a) and (ii) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Party and continuance thereof for a period of thirty (30) consecutive days;

(e) any representation or warranty made by any Party herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f) (i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder) of any Party in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money or terminate any commitment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time on the right of the holder of Debt to convert such indebtedness for borrowed money into Capital Stock), (x) any Party or has become obligated to purchase or repay such Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $250,000 or (y) one or more Persons have the right to require a Party so to purchase or repay such Debt;

(g) the rendering of any judgment(s) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

(h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined to constitute grounds for a distress termination by the PBGC of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Bank’s other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case of (i), (ii) or (iii) could reasonably be expected to have a Material Adverse Effect;

(i) Any Party shall be dissolved (other than a technical dissolution of a Subsidiary which is cured within 30 days of notice thereof) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Party; or if any Party shall have made a general assignment for the benefit of creditors or shall have an involuntarily petition in bankruptcy filed against it which shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Party and shall not have been reversed or dismissed within sixty (60) days; or any Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

(j) Austin Ventures, collectively, ceases to hold 80% on a fully diluted basis of the aggregate issued and outstanding and voting stock (or comparable voting interests) of Holdings, or ceases to have the ability to elect the majority of the board of directors of Holdings, or Holdings ceases to hold 75% on a fully diluted basis of the aggregate issued and outstanding Voting Stock (or comparable voting interests) of the Company, or any material change of management of the Borrowers after the Effective Date;

(k) default in the observance or performance of or any failure to comply with any of the conditions, covenants or agreements under the terms of any Subordination Agreement by any holder of Subordinated Debt and continuance thereof beyond any applicable period of grace or cure;

(l) default in the observance or performance of or any failure to comply with any of the material conditions, covenants or agreements under the terms of the Subordinated Debt Documents by any Party and continuance thereof beyond any applicable period of grace or cure;

(m) any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Party thereto (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any Party, or such Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Banks, declare the Commitments terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitments shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Banks, demand immediate delivery of cash collateral, and the Borrowers agree to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; and (e) the Agent may, and shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

9.4 Waiver by Borrowers of Certain Laws. To the extent permitted by applicable law, the Borrowers hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 14.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrowers expressly agree that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrowers), setoff and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Bank, any Affiliate of such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrowers and any property of the

Borrowers from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent the Borrowers of the occurrence thereof. The Borrowers hereby grant to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrowers under this Agreement. The rights of each Bank under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

10. PAYMENTS, RECOVERIES AND COLLECTIONS

10.1 Payment Procedure.

(a) Except as otherwise provided herein, all payments by the Borrowers in respect of principal of, or interest on, any Advance in Dollars under the Revolving Credit or under the Term Loan or in respect of any Letter of Credit Obligations under the Revolving Credit or Fees hereunder which are payable in Dollars shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Detroit time) in Dollars in immediately available funds to Agent, for the ratable account of the Revolving Credit Banks in the case of payments in respect of the Revolving Credit and the ratable benefit of the Term Loan Banks in the case of payments in respect of the Term Loan at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Agent shall endeavor to make same day payment to each applicable Bank, or, in respect of Eurocurrency-based Advances, such Bank’s Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Bank.

(b) Unless the Agent shall have been notified by Borrowers prior to the date on which any payment to be made by the Borrowers is due that the Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Bank or Term Loan Bank, as the case may be, on such payment date an amount equal to such Bank’s share of such assumed payment. If Borrowers have not in fact remitted such payment to the Agent each Revolving Credit Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances or Quoted Rate Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

(c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by the Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Bank (and each assignee and participant pursuant to Section 14.8) with Section 14.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any net income, net profits or franchise taxes imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the governmental authority, political subdivision, federation or organization imposing such taxes), unless the Borrowers are compelled by law to make payment subject to such tax. In such event, the Borrowers shall:

(e) pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Banks (and, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(f) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Borrowers, of any such taxes payable by the Borrowers.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against the Borrowers, Agent or any of the Banks). The Borrowers shall be reimbursed by the applicable Bank for any payment made by Borrowers under this Section 10.1 if the applicable Bank is not in compliance with its obligations under Section 14.12.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any Collateral, together with any offsets, voluntary payments by any Party or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan and any Reimbursement Obligations on a pro rata basis (or in such order and manner as determined by the Majority Banks, the Majority Revolving Credit Banks and the Majority Term Loan Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Borrowers and their respective Subsidiaries, as the case may be. Subject to the terms of this Section 10.2, the application of such proceeds and other sums to the Advances of the Revolving Credit and the Term Loan, the Reimbursement Obligations and under any Bank Hedging Agreements shall be based on each Bank’s Weighted Percentage of the aggregate of the loans.

10.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other Banks such participations in the Revolving Credit and/or the Term Loan, and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with the Percentage with each of them in accordance with the applicable Percentages of the Banks; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

11.1 Reimbursement of Prepayment Costs. If the Borrowers make any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if the Borrowers convert or refund (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if the Borrowers fail to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by the Borrowers to Agent in accordance with the terms hereof requesting such Advance, or if the Borrowers fail to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, the Borrowers shall reimburse Agent for itself and/or on behalf of any Bank, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by the Borrowers to Agent for itself and/or on behalf of any Bank, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Borrowers, Agent and Banks shall deliver to the Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be presumed correct, absent manifest error.

11.2 Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Bank, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Bank, Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

11.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Majority Banks (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Banks for such Interest Period, then Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligation of Banks to make Eurocurrency-based Advances, and the right of the Borrowers to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) effective upon the last day of each Interest Period related to any existing Eurocurrency-based Advance, such Eurocurrency-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein).

11.4 Laws Affecting Eurocurrency-based Advance Availability. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank shall forthwith give notice thereof to the Borrowers and to Agent. Thereafter, (a) the obligations of the applicable Banks to make Eurocurrency-based Advances and the right of the Borrowers to convert an Advance into or refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter the Borrowers may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

11.5 Increased Cost of Eurocurrency-based Advances. If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a) shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices; or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of a Eurocurrency-based Advance, with respect to Advances to the Borrowers, then such Bank shall promptly notify Agent, and Agent (or such Bank, as aforesaid) shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice, the Borrowers agree to pay to such Bank such additional amount or amounts as will compensate such Revolving Credit Bank or Banks for such increased cost or reduction. Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle Revolving Credit Banks to compensation pursuant to this Section, or which will cause the Borrowers to incur additional liability under Section 11.1 hereof, provided that Agent shall incur no liability whatsoever to the Banks or the Borrowers in the event it fails to do so. A certificate of Agent (or such Bank, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such demand and shall be presumed to be correct save for manifest error.

11.6 Capital Adequacy and Other Increased Costs. In the event that after the Effective Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material (collectively, “Increased Costs”), then Agent or such Bank shall notify the Borrowers, and thereafter the Borrowers shall pay to such Bank or Agent, as the case may be, within ten (10) days of written demand therefor from such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank’s or Agent’s obligations or Advances hereunder; notwithstanding the forgoing, however, the Borrowers shall not be required to pay any increased costs under Sections 11.3, 11.5 or 3.4(d) for any period ending prior to the date that is 180 days prior to the making of a Bank’s initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Bank’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Bank becomes aware of the applicable change in law or other event resulting in such increased costs. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be presumed correct, absent manifest error in computation.

11.7 Substitution of Banks. If (a) the obligation of any Bank to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4 or (b) any Bank has demanded compensation under Section 3.4(d), 11.1 or 11.5, (in each case, an “Affected Bank”), then the Borrowers shall have the right (subject to Section 14.8 hereof), with the assistance of the Agent, to seek a substitute Bank or Banks (which may be one or more of the Banks (the “Purchasing Bank” or “Purchasing Banks”) to purchase the Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be and assume the Commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Bank. The Affected Bank shall be obligated to sell its Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be, and assign its Commitments to such Purchasing Bank or Purchasing Banks within fifteen (15) days after receiving notice from the Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Borrowers shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Bank within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Bank under Section 11.1 if the Borrowers had prepaid the outstanding Eurocurrency-based Advances of the Affected Bank on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(d) and 11.5 to but excluding said date. Upon such sale, the Purchasing Bank or Purchasing Banks shall assume the Affected Bank’s commitment, and the Affected Bank shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Bank is not already one of the Banks, the Affected Bank, as assignor, such Purchasing Bank, as assignee, the Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 14.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Bank. In connection with any assignment pursuant to this Section 11.7, the Borrowers or the Purchasing Bank shall pay to the Agent the administrative fee for processing such assignment referred to in Section 14.8.

11.8 Right of Banks to Fund through Branches and Affiliates. Each Bank (including without limitation the Swing Line Bank) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Bank to make such Advance; provided that (a) such Bank shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrowers.

11.9 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

(a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder and the Applicable Fee Percentage, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back. In the event a Borrower fails timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the margins and fee percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1.

(b) From the Effective Date until February 20, 2004, the margins and fee percentages shall be those set forth under the Level IV column of the Pricing Matrix attached to this Agreement as Schedule 1.1. Thereafter, all margins and fee percentages shall be based upon the next received quarterly Covenant Compliance Report, without retroactivity or claw-back, subject to recalculation as provided in Section 11.9(a) above.

12. AGENT

12.1 Appointment of Agent. Each Bank and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this

Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Party. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys’ fees and disbursements, without duplication) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of the Parties under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by any Party, pro rata according to such Bank’s Weighted Percentage, but excluding any such expense resulting from Agent’s gross negligence or willful misconduct. Any such amounts so paid by the Banks shall constitute additional Indebtedness hereunder. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

12.2 Deposit Account with Agent. Each Borrower authorizes Agent, in Agent’s sole discretion, upon notice to the Borrowers to charge its general deposit account(s), if any, maintained with the Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Parties or any Affiliate of the Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Borrowers of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any

Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrowers and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to the Borrowers. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks and, if applicable, the Borrowers, is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks and, if applicable, the Borrowers, is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent, hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

12.5 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of the Borrowers and their respective Subsidiaries and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

12.6 Authority of Agent to Enforce This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to any Party, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of Agent. The Banks agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrowers, but without limiting any obligation of the Borrowers to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrowers but without limiting the obligation of the Borrowers to make such reimbursement. Each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Banks pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrowers for such amounts, they shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Banks hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a “notice of default” by a Bank or by the Borrowers. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrowers hereunder.

12.9 Agent’s Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

12.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder; (iii) constituting property in which a Party owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Banks, or all the Banks, as the case may be, as provided in Section 14.10. Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 Agents in their Individual Capacities. Comerica Bank, its Affiliates, successors and assigns shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though such Bank were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Parties as if Comerica Bank were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

12.13 Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, the Borrowers shall pay to the Agent, as applicable, an agency fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The Agent’s Fees described in this Section 12.13 shall not be refundable under any circumstances.

12.14 Lead Arranger or other Titles. The Banks identified on the facing page or signature page of this Agreement as Lead Arranger, Documentation Agent, Structuring Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Banks so identified shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Bank so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

13. RESERVED.

14. MISCELLANEOUS

14.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

14.2 Consent to Jurisdiction. The Borrowers, the Agent and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrowers, Agent and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to the Borrowers at their respective addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by a Borrower in a notice to the other parties that complies as to delivery with the terms of Section 14.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against any Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

14.3 Law of Michigan. This Agreement and the Notes shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.4 Interest. In the event the obligation of the Borrowers to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which the Borrowers are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

14.5 Closing Costs and Other Costs; Indemnification.

(a) Each Borrower agrees to pay, or reimburse the Agent for payment of, within (5) five Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees (without duplication of fees and expenses for the same services) and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes (excluding income, franchise and other similar taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all reasonable costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent’s option, all of said amounts required to be paid by the Borrowers, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness.

(b) Each Borrower agrees to indemnify and hold Agent and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Banks by reason of an Event of Default, or enforcing the obligations of any Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 14.5(b), provided that, the Borrowers shall be obligated to reimburse Agent and the Banks for only a single financial consultant selected by Agent in consultation with the Banks.

(c) Each Borrower agrees to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Agent or of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Party in violation of or non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) if any Event of Default exists and remains uncured, the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Hazardous Material Laws from all or any portion of any premises owned by any Party, (v) if any Event of Default exists and remains uncured, complying or coming into compliance with all Hazardous Material Laws and/or (vi) if any Event of Default exists and remains uncured, any violation of Hazardous Material Laws. The obligations of the Borrowers under this Section 14.5(c) shall be in addition to any and all other obligations and liabilities the Borrowers may have to Agent or any of the Banks at common law or pursuant to any other agreement.

14.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 14.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 14.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Bank to the Borrowers shall be deemed to be a notice to all of the Subsidiaries.

14.7 Further Action. Each Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

14.8 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Banks and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by any Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

(c) The Borrowers and the Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank’s rights and obligations hereunder and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of which institution is approved by the Borrowers and the Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of the Borrowers shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of the Borrowers shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of any Party without the consent of the Borrowers, which consent may be withheld in the sole discretion of the Borrowers. Each Borrower authorizes each Bank to disclose to any prospective assignee or participant, once approved by the Borrowers and the Agent, any and all financial information in such Bank’s possession concerning the Parties which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 14.11 hereof. Each commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or similar institution which becomes a Bank pursuant to this Section 14.8 shall be deemed to have joined into the AV Subordination Agreement.

(d) Each assignment by a Bank of all or any portion of its rights and obligations hereunder and under the other Loan Documents shall be made pursuant to an

Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit I (with appropriate insertions acceptable to Agent) (provided however that such Bank need not deliver an Assignment Agreement in connection with assignments to such Bank’s Affiliates or to a Federal Reserve Bank) and shall be subject to the terms and conditions hereof, and to the following restrictions:

(i)	each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan be less than $5,000,000; and

(ii)	no assignment shall be effective unless the Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment and such assignment is accompanied by the relevant tax forms required under Section 14.12 hereof.

In connection with any assignment, the Borrowers and the Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify the Borrowers and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following the Borrowers’ receipt of notice from the Agent that the Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming each Borrower has consented to such assignment (if its consent is required), the Borrowers shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder. The Agent, the Banks, and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, the Agent shall prepare and distribute to the Borrowers and the assigning Bank and the assignee Bank a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

(e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

(i)	such Bank shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii)	a participant shall not further assign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii)

such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Notes and the other Loan Documents, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Bank), except for those matters covered by Section 14.10(a) through (d) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, the Borrowers, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Bank hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Bank had not sold such participation, provided, however, that such participant shall be entitled to the benefits of this Section 14.8(e) with respect to rights of setoff under Section 9.6 and the benefit of Section 11 hereof, and provided further, however, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the issuing Bank would have been entitled to receive in respect of the amount of the participation transferred by such issuing Bank to such participant had no such transfer occurred.

(f) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in such entry.

(g) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

14.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

14.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties and Majority Banks (or by the Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by the Borrowers which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase any Bank’s commitments hereunder, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (d) waive any Event of Default specified in Section 9.1(a) arising solely from the non-payment of interest or Fees or Section 9.1(b) hereof, (e) except as expressly permitted hereunder or under the Collateral Documents, release or defer the granting or perfecting of a Lien in all or any material portion of the Collateral or release any guaranty or similar undertaking provided by any Person, provided however that Agent shall be entitled to release any Collateral which any Party is permitted to sell or transfer under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks, to the extent so provided in Section 12.11(b) (f) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (g) take any action which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of “Revolving Credit Percentage”, “Term Loan Percentage”, “Weighted Percentage”, “Interest Periods”, “Majority Banks”, “Majority Revolving Credit Banks”, “Majority Term Loan Banks” or this Section 14.10; provided, further, that notwithstanding the foregoing, any date fixed for payment of principal or mandatory prepayment of or interest on the Term Loan may be postponed or extended with the consent of all the Term Loan Banks, and provided further, that no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Banks” or “the Banks” shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like).

14.11 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of the Borrowers (other than to its employees, its Subsidiaries, another Bank, an Affiliate of a Bank or to its auditors or counsel) any information with respect to the Parties, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to any Borrower, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 14.11, and (f) with respect to the “tax treatment” and “tax structure,” in each case, within the meaning of I.R.C. Regulation Section 1.6011-4, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Bank relating to such tax treatment and tax structure, to the extent required to be disclosed pursuant to such regulation or the Internal Revenue Code, generally, provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby, and any related Advances or Letters of Credit.

14.12 Withholding Taxes. If any Bank is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Bank shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank’s domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to the Borrowers, if such Bank has assigned its entire interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder), Swing Line and the Term Loan and any Notes issued to it by the Borrowers, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Borrowers, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Borrowers with such forms, certificates or other documents as may be reasonably necessary to allow the Borrowers, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

14.13 Taxes and Fees. Should any tax (other than as a result of a Bank’s failure to comply with Section 14.12 or a tax based upon the net income or capitalization of any Bank or the Agent by any jurisdiction where a Bank or the Agent is or has been located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrowers agree to pay the same, together with any interest or penalties thereon arising from the Borrowers’ act or omission, and agrees to hold the Agent and the Banks harmless with respect thereto provided, however, that the Borrowers shall not be responsible for any such interest or penalties which were incurred prior to date that notice is given to the Borrowers of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 14.13 shall affect or reduce the rights of any Bank or the Agent under Section 11.5 hereof.

14.14 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION

BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

14.15 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Term Loan Rate Requests and Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

14.16 Severability. In case any one or more of the obligations of the Borrowers under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

14.17 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

14.18 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

14.19 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

14.20 Joint and Several Liability of Borrowers. (a) Each Borrower (other than the Company) authorizes the Company with full power and authority as attorney-in-fact, to execute and deliver Requests for Advances, request for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by the Borrowers to Agent and the Banks pursuant to this Agreement. Each Borrower (other than the Company) agrees that it shall be bound by any action taken by the Company on its behalf pursuant to such appointment.

(b)	Each of the Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor (except as specifically set forth in this Section 14.20). It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Advances and other extensions of credit taken by a Borrower, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

(i)	any lack of validity, legality or enforceability of this Agreement or any Note as to any Borrower, as the case may be;

(ii)	the failure of any Bank or any holder of any Note:

(A)	to enforce any right or remedy against any Borrower, as the case may be, or any other Person (including any guarantor) under the provisions of this Agreement, such Note, or otherwise, or

(B)	to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;

(iii)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;

(iv)	any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Borrowers hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;

(v)	any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Bank or any holder of the Notes securing any of the Indebtedness; or

(vi)	any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any guarantor.

(c)	Each of the Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Bank or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made;

(d)	Each of the Borrowers hereby expressly waives: (i) notice of the Banks’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (iv) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(e)	No delay on any of the Banks part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Banks of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Banks permitted hereunder shall in any way affect or impair any such Banks’ rights or any Borrower’s Indebtedness under this Agreement.

(f)	Each of the Borrowers hereby represents and warrants to each of the Banks that it now has and will continue to have independent means of obtaining information concerning the Borrowers’ affairs, financial condition and business. Banks shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning such Borrower’s affairs, financial condition or business which may come into the Banks’ possession.

(g)	Each of the Borrowers represents and warrants (i) that the business operations of the Borrowers are interrelated and complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and that (iii) the proceeds of advances under the Revolving Credit, the Swing Line, the Term Loan and other credit facilities extended hereunder will directly or indirectly benefit the Borrowers hereunder, severally and jointly, regardless of which Borrower receives part or all of the proceeds of such Advances.

(h)	Notwithstanding anything to the contrary contained herein, it is the intention of the Borrowers, Agent and the Banks that the amount of the respective Borrowers’ obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Borrowers’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Borrowers’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Borrowers’ respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 14.20(h), then the amount of such excess shall, from and after the time of payment by the Borrowers (or any of them), be reimbursed by the Banks upon demand by such Borrowers. The foregoing proviso is intended solely to preserve the rights of the Agent and the Banks hereunder against the Borrowers to the maximum extent permitted by Applicable Insolvency Laws and neither any Borrower nor any other Person shall have any right or claim under this Section 14.20(h) that would not otherwise be available under Applicable Insolvency Laws.

14.21 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank’s behalf, and those covenants and agreements of the Borrowers set forth in Section 14.5 hereof (together with any other indemnities of any Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

14.22 Advertisements. The Agent and the Banks may disclose the name of the Borrowers and the existence of the Indebtedness in general advertisements.

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,		SC MERGER SUB, INC.
as Administrative Agent, Documentation Agent, Structuring Agent and Lead Arranger

By:	/s/ David McLaughlin	By:	/s/ Joseph C. Aragona
Its:	Vice President	Its:	President

STAKTEK HOLDINGS, INC.

		By:	/s/ Joseph C. Aragona
		Its:	President

RESEARCH APPLICATIONS, INC.

		By:	/s/ Joseph C. Aragona
		Its:	President

SWING LINE BANK:		COMERICA BANK

		By:	/s/ David McLaughlin
		Its:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

ISSUING BANK:	COMERICA BANK

	By:	/s/ David McLaughlin
	Its:	Vice President

BANKS:	COMERICA BANK

	By:	/s/ David McLaughlin
	Its:	Vice President

GUARANTY BANK

	By:	Mike McConnell
	Its:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

Schedule 1.1 *

Applicable Margin Grid

Revolving Credit and Term Loan Facility

(basis points per annum)

BASIS FOR PRICING	LEVEL I	LEVEL II	LEVEL III	LEVEL IV
Senior Debt/EBITDA	<1.00 : 1.00	≥1.00 : 1.00 but <1.50 : 1.00	≥1.50 : 1.00 but <2.00 : 1.00	≥2.00 : 1.00
Revolving Credit Eurodollar Margin	275.00	300.00	350.00	375.00
Revolving Credit Facility Fee	50.00	50.00	50.00	50.00
Revolving Credit Prime-Based Rate Margin	75.00	100.00	150.00	175.00
Term Loan Eurodollar Margin	325.00	350.00	400.00	425.00
Term Loan Prime-Based Rate Margin	125.00	150.00	200.00	225.00
Letter of Credit Fees (exclusive of facing fees)	275.00	300.00	350.00	375.00

*	Definitions as set forth in the Credit Agreement.

Schedule 1.2

Percentages and Allocations

Bank	Percentages			Allocations
	Revolving Credit Percent- ages	Term Loan Percentage	Weighted Percentage	Revolving Credit	Term Loan	Total
Guaranty Bank	50%	50%	50%	$6,000,000	$15,000,000	$21,000,000
Comerica Bank	50%	50%	50%	$6,000,000	$15,000,000	$21,000,000